UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material pursuant to §240.14a-12

XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Benjamin G.S. Fowke III Chairman of the Board, President & Chief Executive Officer

April 8, 2013

Dear Shareholder:

To give those of you in a different region of our service territory an opportunity to meet with us, we are pleased to tell you that this year we’re convening our annual meeting in Eau Claire, Wisconsin, the headquarters of our Northern States Power Company – Wisconsin operating company. We’re excited about widening the scope of our meeting, opening it up to shareholders we might not have met before and gathering in a part of the country that we’ve served for many years. We’re looking forward to it.

The meeting itself will convene Wednesday, May 22, 2013, at 11:00 a.m. CDT, at the Florian Gardens, 2340 Lorch Ave., in Eau Claire, Wisconsin. The doors will open at 10:15 a.m. CDT. We plan to talk about accomplishments and challenges, conduct the business portion of the meeting and answer your questions.

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Remember, too, that you can listen to a webcast of the meeting at www.xcelenergy.com. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by e-mail at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 17, 2013. In addition, state-issued photo identification will be required to gain admittance to the annual meeting.

If you hold shares through an intermediary, like a bank or broker and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or e-mail: CorporateSecretary@xcelenergy.com.

If you plan to attend the annual meeting, please review the annual meeting guidelines that appear on the back cover of this proxy statement.

Every vote is important. We encourage you to vote on the issues included in the proxy statement as soon as possible.

We hope to see you in Wisconsin.

Sincerely,

Benjamin G.S. Fowke III

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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XCEL ENERGY INC.	April 8, 2013

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	11:00 a.m. CDT on Wednesday, May 22, 2013

Place	The Florian Gardens, 2340 Lorch Ave., Eau Claire, Wisconsin

Purpose of Meeting	(1)

Elect as directors the 12 nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been elected or appointed.

(2)	Ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2013.
(3)	Vote, on an advisory basis, on executive compensation.
(4)	Vote on a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer, if properly presented at the Annual Meeting.
(5)	Consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 26, 2013.

Annual Meeting Admission	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. Please refer to the Q&A Section under “How do I Reserve an Admission Ticket in Order to Attend the Annual Meeting?” on page 4. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 17, 2013. State-issued photo identification will be required to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
(1)	over the Internet;
(2)	by telephone; or
(3)	by mail.
For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on your Notice of Internet Availability of Proxy Materials or your proxy card.

A Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 8, 2013.

By Order of the Board of Directors,

CATHY J. HART
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2013.

Our 2013 Proxy Statement and Annual Report are available at www.ematerials.com/xcl

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2013

QUESTIONS AND ANSWERS ABOUT THE

PROXY MATERIALS AND THE ANNUAL MEETING

Why Am I Receiving These Materials?

You are receiving these proxy materials in connection with the solicitation by the Board of Directors of Xcel Energy Inc. (referred to in this proxy statement as “Xcel Energy,” the “Company,” “we,” “us,” and “our”) of proxies to be voted at Xcel Energy’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”). You are requested to vote on the proposals described in this proxy statement. Xcel Energy has appointed Cathy J. Hart, Teresa S. Madden, and Scott M. Wilensky, or any of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the Annual Meeting, or any adjournment or postponement of the meeting.

Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?

We are again providing shareholders access to our proxy materials on the Internet to reduce the amount of paper and the environmental impact from our Annual Meeting as well as the costs associated with mailing these materials to all shareholders. On April 8, 2013, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.ematerials.com/xcl). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a hard copy of the full package by contacting Wells Fargo Shareholder Relations at 1-866-697-9377. The full package choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to shareholders and proxy statement in the future, you should contact your bank, broker, or other nominee record holder.

What Are the Company’s Voting Recommendations?

Our Board recommends that you vote your shares as follows:

¡	“FOR” each of the nominees to the Board (see pages 20-26);

¡	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2013 (see page 27);

¡	“FOR” approval of the advisory vote on executive compensation (see pages 28-30); and

¡	“AGAINST” a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer (see pages 31-33).

What is the Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. Your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. If you do not vote in person or by proxy, your shares will not be voted.

Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

How Can I Vote My Shares?

You may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. If you are a shareholder of record, you will be able to do

Questions and Answers

this over the Internet, by telephone or by mail. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

Shareholders of record (including participants in our Dividend Reinvestment and Stock Purchase Plan) may vote their shares as follows:

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By Internet — Go to the website at www.ematerials.com/xcl, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

¡	By Telephone — Call 1-800-560-1965, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.

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By Mail — If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

Beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted.

If you are a participant in one of our employee savings or stock ownership plans (“Company Plans”), your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 17, 2013 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

What is the Deadline for Voting?

If You Are:	Voting By:	Your Vote Must Be Received:
A record holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 21, 2013
A street name holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 21, 2013
A participant in the Company Plans	• Mail • Internet or telephone	• By May 17, 2013 • By 11:59 p.m., EDT, on May 17, 2013

What Happens if I Do Not Give Specific Voting Instructions?

If you do not give specific voting instructions, how your shares are voted depends on whether you are a shareholder of record or a beneficial owner.

¡	Shareholders of Record. If you are a shareholder of record and you either:

1.	Vote on the Internet and leave all voting options blank and click “Submit”; or

2.	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

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Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive

Questions and Answers

instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which Ballot Measures are Considered “Routine” or “Non-Routine”?

The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the shareholder proposal (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3, and 4.

Can I Change My Vote?

Yes. If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the Internet prior to the deadlines set forth on page 2, or revoking your prior proxy and voting at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Is My Vote Confidential?

Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Are There Any Rules Regarding Admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders as of the record date. Before we will admit you to the meeting, we must be able to confirm:

¡	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

¡	You were a registered shareholder or held your shares in street name or in one of the Company Plans on the record date by:

¡	verifying your name and stock ownership against our list of registered shareholders; or

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reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name, or your most recent plan statement, if you are a participant in one of the Company Plans; or

¡	You are validly acting as proxy;

¡	for a registered shareholder as of the record date, by reviewing a written legal proxy to you signed by the registered shareholder; or

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for a street name holder as of the record date, by reviewing a written legal proxy from the brokerage firm or bank holding the shares to the street name holder that is assignable, and a written legal proxy to you signed by the street name holder, together with a brokerage or bank statement showing the street name holder’s shares as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act as proxy for someone who owned, shares of our common stock on March 26, 2013, you will not be admitted to the meeting.

Questions and Answers

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company Plans, as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide in our sole discretion whether the documentation you present for admission to the meeting meets the requirements described above. If you hold your shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both follow the admission procedures described above. Each shareholder may bring one guest to the meeting, provided that the guest must also have valid photo identification, or, for minor children, the shareholder must sign a minor admission certification. The annual meeting will begin at 11:00 a.m., CDT. The doors will open at 10:15 a.m. CDT. Please allow ample time for the admission procedures described above.

How do I Reserve an Admission Ticket in Order to Attend the Annual Meeting?

You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 17, 2013. State-issued photo identification will be required to gain admittance to the Annual Meeting.

What is the Record Date and What Does it Mean?

Only shareholders of record at the close of business on the record date, March 26, 2013, are entitled to receive notice of the Annual Meeting and to vote on the shares of common stock that they held on such date. Each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 26, 2013, there were 494,282,518 shares of common stock issued and outstanding.

What is the Quorum Requirement for the Annual Meeting?

At March 26, 2013, there were shares representing 494,282,518 votes entitled to vote at the Annual Meeting. We will have a quorum and be permitted to conduct business if a majority of the voting power of these shares is present at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

What is the Voting Requirement to Approve Each of the Proposals?

Election of Directors. In the election of directors, you may vote “FOR” or “AGAINST” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In order to elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors.

Under our Guidelines on Corporate Governance, if an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR”, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee. The Board, taking into account the Governance, Compensation and Nominating Committee’s recommendation, will act on the offer of resignation and publicly disclose its decision within ninety days after the date of the certification of the election results. The Governance, Compensation and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, the Board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.

Questions and Answers

Other Proposals. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” All such proposals other than Proposal No. 3, require the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting. If you “ABSTAIN” on any of these proposals, except Proposal No. 3, it has the same effect as a vote “AGAINST.” A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal.

With respect to Proposal No. 3, we will consider our shareholders to have approved, on an advisory, non-binding basis, our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or proxy (including a broker non-vote) will have no effect on this proposal.

What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

Who Will Count the Vote?

We retained an independent inspector to receive and tabulate the proxies and to certify the results. For the 2013 Annual Meeting, representatives of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

Who Pays for the Cost of Soliciting Votes for the Annual Meeting?

We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any solicitation. Some of our directors and officers, as well as management and non-management employees, may also contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We have also hired Morrow & Co., LLC to assist us in the solicitation of votes. We expect to pay Morrow & Co., LLC approximately $15,500 for consultation services and preparation in connection with the solicitation, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

Yes. Xcel Energy offers shareholders the option to receive the Annual Report to shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information — Stock Information — Shareholder Information.” Then look for information about requesting electronic delivery. As soon as the Annual Report to shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Cathy J. Hart, Teresa S. Madden and Scott M. Wilensky, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

Questions and Answers

May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders?

Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CST on December 9, 2013. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. These proposals also need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal or director nomination to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 21, 2014, and must contain certain information as required under our Restated Bylaws. The requirements for such notice are set forth in our Restated Bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “About Us — Our Company — Governance.”

CORPORATE GOVERNANCE

Our Restated Articles of Incorporation and Restated Bylaws, together with Minnesota law and New York Stock Exchange and SEC rules, govern the Company. The Board of Directors operates under a set of written Guidelines on Corporate Governance. The Guidelines set forth our corporate governance philosophy and the governance policies and practices that have been established to assist in governing the Company and its affiliates. Our Guidelines describe Board and committee membership criteria, the Board selection and member orientation process, director stock ownership guidelines and Lead Independent Director responsibilities. Other important documents governing our corporate governance practices include our Committee Charters, Code of Conduct, our Political Contributions, Lobbying and Government Communication Policy and our Environmental Policy. Our Code of Conduct applies to all our officers as well as the employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates. Any waivers, if any were necessary, of the Code of Conduct for our executive officers or directors may be made only by the Board of Directors or a committee of the Board.

All of our corporate governance materials are available on the Company’s website at www.xcelenergy.com, under “About Us.” Copies of our corporate governance materials are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our executive officers or directors on our website.

Key Governance Policies and Practices

Xcel Energy is committed to effective corporate governance and ethical business conduct. Our Board believes that these values improve long-term performance. Our Board evaluates our policies on an ongoing basis to ensure they meet our Company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.

Shareholder Voting

¡	All members of our Board of Directors are elected annually by our shareholders.

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Each director must be elected by a majority vote in uncontested elections. If an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR” his or her election, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee.

¡	Shareholders have an annual advisory vote on executive compensation.

¡	We have no supermajority shareholder approval provisions.

¡	Our shareholders annually ratify the selection of our independent registered public accounting firm.

Board and Committee Composition

¡	All directors, except Mr. Fowke, are independent.

¡	Our Board Committees are composed entirely of independent directors.

¡	All members of our Audit Committee meet the heightened requirements for audit committee independence set forth under SEC and NYSE rules.

¡	All members of our Governance, Nominating and Compensation Committee meet the heightened requirements for compensation committee independence as set forth in rules by the New York Stock Exchange.

Board and Committee Practices under our Guidelines on Corporate Governance

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We have a Lead Independent Director who is elected annually by the independent directors. Our Guidelines on Corporate Governance establish the role and responsibilities of the Lead Independent Director. More information about that role and our Board structure can be found below in this section.

¡	Directors may not serve on more than three public company boards of directors (including the Company) without the prior approval of the Governance, Compensation and Nominating Committee.

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Under our Guidelines, directors are to retire from the Board on or prior to the day of the annual meeting of shareholders after they turn 72 and, except for inside directors and directors first elected prior to August 18, 2000, are to serve no more than 15 years on the Board.

Corporate Governance

¡	Directors are required to offer their resignations upon a change in their primary careers.

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Our Board of Directors conducts executive sessions of independent directors at each regularly scheduled Board meeting. The Lead Independent Director presides over each executive session of independent directors. Our Board committees also regularly, with and without management, conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

¡	Our Board of Directors and Board committees have the sole discretion and authority to retain independent advisors.

¡	Our Board of Directors is required to conduct an annual assessment of the performance of the Board and its processes.

¡	The members of each Board committee are required to conduct an annual assessment of the performance of the committees on which they serve.

¡	Under the Guidelines, the Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

Corporate Policies

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We maintain stock ownership requirements for directors and executive officers. More information about these requirements are contained under “Board Structure and Compensation — Directors’ Compensation — Director Stock Ownership Guidelines” and “Compensation, Discussion and Analysis — Stock Ownership Policy”.

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Our related-person transactions approval policy sets forth the standards for the review, approval and ratification by our Governance, Compensation and Nominating Committee of related-person transactions. See the discussion under “Information About Related Persons”.

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We have a clawback policy in place that provides the Company the right to recover certain payments made to executives. We may recover annual and long-term incentive awards from an executive to the extent required by SEC rules or NYSE listing standards, as well as in the event the employee is terminated for fraud or misconduct.

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We have an anti-hedging policy, under which all directors and employees, including executive officers, are prohibited from hedging the Company’s stock. See the discussion under the heading, “Compensation Discussion and Analysis — Hedging and Pledging”.

¡	We have a policy that significantly restricts pledging, and as a result, none of our directors or executive officers have pledged any shares of the Company’s stock.

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We have a Political Contributions, Lobbying and Government Communications Policy that sets for the Board’s oversight of such activities and provides specific compliance requirements regarding political activities, lobbying and communications with government officials and under which we disclose on an annual basis all corporate contributions to a candidate’s campaign, or to an entity organized under Section 527 of the Internal Revenue Code, on our corporate website.

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We have an Environmental Policy that sets forth our commitment to outstanding environmental compliance and our commitment to pursue industry-leading initiatives that enhance customer and shareholder value, keep our customer rates competitive, while demonstrating respect for our communities and concern for the environment.

Board Leadership Structure

The Xcel Energy Board of Directors is committed to effective and independent oversight of management and effective corporate governance. Our Board leadership structure, which is set forth in our Guidelines on Corporate Governance, promotes effective governance through the designated Lead Independent Director and Board and committee composition and structure.

First, the Board leadership structure, which includes a designated Lead Independent Director and a combined position of Chairman and CEO, promotes effective governance. The combined position promotes strategy development, execution, and the provision of information, which are essential to effective governance. One of the

Corporate Governance

key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy. Management and independent directors have different perspectives and roles in strategy development and execution. Management brings experience and expertise of the Company and the industry. An executive Chair who is familiar with the Company and industry is in the best position to define and develop strategy and work with the Lead Independent Director to educate the Board and lead the development of strategy. The Company also believes that an executive Chair can more effectively provide information to the Board on the Company’s opportunities, challenges and performance. Independent directors, represented by the Lead Independent Director, bring experience, expertise and independent governance from outside the Company and industry to strategy development.

The Lead Independent Director is elected by and from the independent Board members for a one-year term. On May 16, 2012, the independent members of our Board of Directors elected Richard K. Davis to serve as the Lead Independent Director for a one-year term. The responsibilities of the Lead Independent Director are outlined in our Guidelines on Corporate Governance and include the following:

¡	Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

¡	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

¡	Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

¡	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

¡	Call meetings of the independent directors, as necessary;

¡	Consult and communicate with major shareholders, if requested;

¡	Chair executive sessions of the Board; and

¡	Develop and maintain a process for CEO succession planning with the Governance, Compensation and Nominating Committee.

The Lead Independent Director and executive Chair both have responsibilities in providing information and contributing to effective governance by the Board. The Lead Independent Director and other directors request items to be addressed at Board meetings, and the type of additional information they want from the Chairman or other members of the leadership team on a regular basis. As a result, the Board believes that the balance of the two positions ensures the Board receives both the information, as well as industry experience and direction it needs to effectively govern.

Second, our Board and committee composition ensures independence. The Board currently has eleven independent, non-employee directors among its twelve members. All committees are entirely composed of and chaired by independent, non-employee directors. The independent directors and each committee meet on a regular basis in executive sessions without the CEO or any other management present. The Lead Independent Director presides at these executive sessions of the Board.

Director Independence

For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

¡

No director qualifies as “independent” unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

¡

A director who is an employee, or whose immediate family member is an executive officer of the Company or any of our subsidiaries is not independent until four years after the end of such employment relationship;

Corporate Governance

¡

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $120,000 per year in such compensation;

¡

A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm, or (c) whose immediate family member is a current employee of such firm and personally worked on the Company’s audit, or (d) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

¡

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

¡

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until four years after falling below such threshold; and

¡

A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

For purposes of evaluating whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company by a director, the director’s immediate family member, or any entity of which the director is an affiliate does not constitute a material relationship.

The Board has affirmatively determined that all eleven non-employee directors are independent. None of our directors have pledged any shares of our common stock. Mr. Fowke is the only management director on the Board and is not independent. In making this determination, the Board specifically considered transactions with U.S. Bancorp and UnitedHealth Group, all of which were entered into in the ordinary course of business. During 2012, the Company was a party to transactions with affiliates of U.S. Bancorp that resulted in payments to U.S. Bancorp of $1.6 million, less than .01% of U.S. Bancorp’s revenue. The nature of our payments to U.S. Bancorp included: trustee fees for serving as a trustee for three of our operating subsidiaries’ indentures; commitment fees for U.S. Bancorp serving as one of 20 members of the banking group syndicate, but not one of the lead banks, for our and our subsidiaries’ syndicated revolving credit facilities; and fees paid for serving as one of eight underwriters, but not the lead underwriter, on a public debt securities offering by one of our subsidiaries. In this role U.S. Bancorp did not provide advice on deal structure or documentation, but rather provided information, along with five other joint bookrunners, of the general market for public debt securities and the impact of market conditions on the timing of the transaction, and with the other seven underwriters marketed and sold a portion of the debt securities. In addition, during 2012, the Company also was a party to transactions with affiliates of UnitedHealth Group that resulted in payments of $16.0 million to UnitedHealth Group, or approximately .01% of UnitedHealth Group’s revenue. The nature of our payments to UnitedHealth Group included fees for administrative services for the Company’s self-funded medical plans and certain of our health and welfare plans as well as premiums for certain retiree medical plans. UnitedHealth Group has not provided advisory services to the Company for actuarial or consulting services as part of these transactions and has not served as an insurance broker or been paid a commission or similar fee for these administrative services or related to the retiree medical policy.

After reviewing information about these transactions, the Board has determined with respect to Mr. Richard Davis that due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, the lack of Mr. Davis’ personal involvement in the transactions, the existence of transactions of this

Corporate Governance

type between the Company and U.S. Bancorp before Mr. Davis became a director, and the routine commercial nature of such transactions, these transactions do not constitute a material relationship between the Company and U.S. Bancorp and do not impair Mr. Davis’ independence. Further, the Board has determined that due to the nature and size of amounts paid to UnitedHealth Group for the employee medical benefits administration work and retiree medical policy compared to the revenues of both the Company and UnitedHealth Group, the lack of Ms. Gail Koziara Boudreaux’s personal involvement in the transactions, the existence of transactions of this type between the Company and UnitedHealth Group before Ms. Boudreaux became a director, and the routine commercial nature of such transactions, these transactions do not constitute a material relationship between the Company and UnitedHealth Group and do not impair Ms. Boudreaux’s independence.

Director Attendance

During 2012, the Board met six times and the independent directors met in executive session without management present on six occasions. All of our directors attended at least ninety percent of the meetings of the Board and committees on which such director served during 2012. In addition, all the members of the Board attended an all-day strategy session and related executive session, which we do not include in the meeting total above. We do not have a formal policy, but encourage each of our Board members to attend each annual meeting. All then-serving members of our Board attended the 2012 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Alternatively, the directors may be contacted directly via e-mail at BoardofDirectors@xcelenergy.com.

All such emailed correspondence is sent automatically to an independent director who has been designated by the independent directors to receive such communications, without filter from the Company, and also simultaneously to the Corporate Secretary’s Office. While the Corporate Secretary does not screen this correspondence, the Corporate Secretary may, as requested by the receiving independent director, act as agent for the independent directors and forward correspondence such as requests for service or customer complaints to an appropriate party within the Company for response. If the receiving director requests that the Company respond on behalf of the directors, a copy of the Company prepared response is provided to the receiving director. The Company reserves the option to review and change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Oversight of Risk

The goal of our risk management process is to understand, manage and, when possible, mitigate material risk. Management is responsible for identifying and managing risks, while the Board of Directors oversees and holds management accountable. Many of these risks are cross cutting risks such that these risks are discussed and managed across business areas and coordinated by senior management. Our risk management process has three parts: identification and analysis, management and mitigation, and communication and disclosure.

Management identifies and analyzes risks to determine materiality and other attributes such as timing, probability and controllability. Management broadly considers our business, the utility industry, the domestic and global economy and the environment to identify risks. Identification and analysis occurs formally through a key risk assessment process conducted by senior management, the financial disclosure process, the hazard risk management process and internal auditing and compliance with financial and operational controls. Management also identifies and analyzes risk through its business planning process and development of goals and key performance indicators, which include risk identification to determine barriers to implementing the Company’s strategy. At the same time, the business planning process identifies areas in which there is a potential for a business area to take inappropriate risk to meet goals and determines how to prevent inappropriate risk-taking.

Management seeks to mitigate the risks inherent in the implementation of the Company’s strategy. The process for risk mitigation includes adherence to our Code of Conduct and other compliance policies, operation of formal

Corporate Governance

risk management structures and groups, and overall business management. At a threshold level, we have developed a robust compliance program and promote a culture of compliance, which further mitigates risk. Building on this culture of compliance, the Company manages and mitigates risks through operation of formal risk management structures and groups, including management councils, risk committees, and the services of corporate areas such as internal audit, the corporate controller and legal services. While the Company has developed a number of formal structures for risk management, many material risks affect the business as a whole and are managed across business areas.

Management also communicates with the Board and key stakeholders regarding risk. The Company provides information to the Board in presentations and communications over the course of the year. Senior management presents an assessment of key risks to the Board annually. The presentation of the key risks and the discussion provides the Board with information on the risks management believes are material, including the earnings impact, timing, likelihood and controllability. Based on this presentation, the Board reviews risks at an enterprise level and confirms risk management and mitigation are included in the Company’s strategy. The guidelines on corporate governance and committee charters define the scope of review and inquiry for the Board and committees. The standing committees also oversee risk management as part of their charters. Each committee has responsibility for overseeing aspects of risk and management and mitigation of the risk. The Board has overall responsibility for risk oversight. As described above, the Board reviews the key risk assessment process presented by senior management. This key risk assessment analyzes the most likely areas of future risk to the Company. The Board also reviews the performance and annual goals of each business area. This review, when combined with the oversight of specific risks by the committees, allows the Board to confirm risk is considered in the development of goals and that risk has been adequately considered and mitigated in the execution of corporate strategy. The presentation of the assessment of key risks also provides the basis for the discussion of risk in our public filings and securities disclosures.

Board Diversity

The Governance, Compensation and Nominating Committee of the Board considers a number of factors when identifying nominees for director. On an annual basis, the Governance, Compensation and Nominating Committee assesses the skills and characteristics required of directors in the context of the current make-up of the Board.

While the Governance, Compensation and Nominating Committee does not have a formal diversity policy, diversity is one of the factors included in the Board membership criteria. The Board’s Guidelines on Corporate Governance state:

“The Governance, Compensation and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment of the perceived needs of the Board should consider factors such as demonstrated leadership; judgment; skill; diversity; integrity; experience with: business, operations relevant to the energy industry, and working for or with organizations of comparable size. The Committee should also consider the interplay of each Director Nominee’s experience with the experience of other Board Members and to the extent to which a Director Nominee would be a desirable addition to the Board and any committee of the Board.

With respect to diversity, the Committee considers a broad range of diversity factors, including ethnicity, gender, age, disability, veteran status, sexual orientation, race, national origin, color, religion, creed, geographic representation, education and personality. During its director search process and review of nominees, the Committee strives for a balance of skills and characteristics of Board members to appropriately represent the diversity of its shareholders, employees and customers.”

Nomination of Directors

In considering individuals for nomination as directors, the Governance, Compensation and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. In evaluating potential

Corporate Governance

candidates, the Governance, Compensation and Nominating Committee may consider such factors, as it deems appropriate. As noted above, these factors include demonstrated leadership, judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Governance, Compensation and Nominating Committee has not established any specific minimum qualifications for director nominees, the Governance, Compensation and Nominating Committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Of the eleven non-employee directors recommended for election at the 2013 Annual Meeting, all were elected as directors at our 2012 annual meeting, except for Mr. Richard T. O’Brien, who was elected to the Board after our external director recruitment firm identified him as a candidate. The director recruitment firm identified, evaluated and performed background searches of potential nominees and coordinated interviews. Mr. O’Brien was identified as a candidate through this process. Following this process, the Governance, Compensation and Nominating Committee reviewed Mr. O’Brien’s qualifications and recommended him for election to the Board.

Shareholder Nomination of Directors

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for consideration by the Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2013 in order to be considered for next year’s annual meeting. The Governance, Compensation and Nominating Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

BOARD STRUCTURE AND COMPENSATION

Standing Committees

The Board had the following four standing committees during 2012:

¡	Audit;

¡	Finance;

¡	Governance, Compensation and Nominating; and

¡	Nuclear, Environmental and Safety.

The current members of the committees are as follows:

Name(1)	Audit Committee	Finance Committee	Governance, Compensation and Nominating Committee	Nuclear, Environmental and Safety Committee
Gail Koziara Boudreaux	X			X
Fredric W. Corrigan		X		Chair
Richard K. Davis, Lead Independent Director		X
Albert F. Moreno	Chair			X
Richard T. O’Brien(2)				X
Christopher J. Policinski		X	Chair
A. Patricia Sampson	X		X
James J. Sheppard			X	X
David A. Westerlund		X	X
Kim Williams	X	Chair
Timothy V. Wolf	X			X
(1)	The Board has determined that each of the directors named in this table is independent, as defined in the listing standards of the New York Stock Exchange.
(2)	Mr. O’Brien was elected to the Board effective as of August 1, 2012.

The Governance, Compensation and Nominating Committee recommends to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Audit Committee

All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange and SEC rules, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Ms. Gail Koziara Boudreaux, Mr. Timothy V. Wolf and Ms. Kim Williams meet the SEC’s definition of an audit committee financial expert.

Six (6) meetings in 2012; four (4) executive sessions, three (3) without management present.

The functions of the Audit Committee include:

¡

Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

¡	Review of the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

¡	Appointment of independent registered public accounting firm;

¡

Review with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies;

¡	Review with the independent registered public accounting firm of the scope and the planning of the annual audit;

Board Structure and Compensation

¡	Review of findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of the independent registered public accounting firm; and

¡	Preparation of the Report of the Audit Committee included in this proxy statement.

Finance Committee

Five (5) meetings in 2012; two (2) executive sessions, both without management present.

The functions of the Finance Committee include:

¡	Oversight of corporate capital structure and budgets;

¡	Oversight of financial plans and dividend policies;

¡	Recommendations as to dividends;

¡	Oversight of insurance coverage and banking relationships;

¡	Oversight of investor relations; and

¡	Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

Six (6) meetings in 2012; six (6) executive sessions, all without management present.

The functions of the Governance, Compensation and Nominating Committee include:

¡	Determination of Board organization, selection of director nominees and setting of director compensation;

¡	Evaluation of performance of the CEO and other senior officers;

¡	Approval of executive officer compensation, including incentives and other benefits;

¡	Establishment of corporate governance principles and procedures;

¡	Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range workforce planning and strategy;

¡	Oversight of compensation and governance related risks;

¡	Review proxy disclosures regarding directors’ and executive officers’ compensation and benefits, including but not limited to the Compensation Discussion and Analysis;

¡	Preparation of the Report of the Compensation Committee included in this proxy statement; and

¡	Responsibility for CEO succession planning.

Process Related to Executive Officer and Director Compensation

Under the terms of its charter, the Governance, Compensation and Nominating Committee of the Board of Directors has broad authority to develop and implement compensation policies and programs for executive officers and Board members. In particular the role or functions of the Governance, Compensation and Nominating Committee is to:

¡

Review and approve corporate goals and objectives relevant to the compensation of the CEO and awards under the incentive compensation plans and equity-based plans, for executive and senior officers and report the results of such performance and compensation evaluations to the Board;

¡	Evaluate the performance of the CEO in light of those corporate goals and objectives and set the compensation level for the CEO based on such evaluation and any other factors it deems appropriate;

Board Structure and Compensation

¡

Review and recommend to the Board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and other equity-based plans and administer such plans and any others that contemplate administration by the Governance, Compensation and Nominating Committee;

¡	Review performance and approve salaries and other forms of compensation, including perquisites for executive and senior officers;

¡	For executive and senior officers, approve short-term and long-term incentive awards and review corporate annual and long-term performance against goals;

¡	Review severance and employment arrangements for senior officers; and

¡	Review and recommend Board compensation plans.

The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee. In addition, pursuant to certain compensation plans, the Governance, Compensation and Nominating Committee may delegate to an executive officer of the Company all or a portion of its duties and responsibilities under such plans to grant and administer awards to employees of the Company who are not executive officers.

The Governance, Compensation and Nominating Committee retained Pay Governance LLC as its independent, executive compensation consultant in setting compensation levels for executive officers for 2012 and setting director compensation levels in 2012. Pay Governance LLC is an independent consulting firm focused on delivering advisory services to compensation committees and does not perform any assignments that are not in support of the Governance, Compensation and Nominating Committee’s charter. We paid Pay Governance LLC $39,717 for executive officer and director compensation consulting services during 2012. At the Governance, Compensation and Nominating Committee’s direction, Pay Governance LLC provided an annual evaluation and analysis of trends in executive and director compensation and evaluated related compensation issues from time to time as directly requested by the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee in its discretion may direct the appointment of its independent, external compensation consultant at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

In its oversight of our executive compensation program for 2012, the Governance, Compensation and Nominating Committee worked with Pay Governance LLC, the CEO and the Chief Administrative Officer. The Governance, Compensation and Nominating Committee receives additional support from the Vice President and Corporate Secretary, the Vice President, Human Resources, and the Senior Vice President and General Counsel. In 2012, the CEO and other officers provided recommendations with respect to:

¡	The corporate performance objectives and goals, on which awards of both annual and long-term incentive compensation are based;

¡	Issues related to attracting, retaining or motivating executive officers; and

¡	Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.

The Governance, Compensation and Nominating Committee considers this information with the advice of its independent compensation consultant and takes into account several factors, including but not limited to: the desire to align management interests with those of shareholders, customers and employees; the desire to link management pay to annual and long-term Company performance; and the need to attract and retain talent from both within and outside of the utility industry, all of which ultimately determines the executive compensation policies and programs.

In September, 2012, the Governance, Compensation and Nominating Committee retained Meridian Compensation Partners, LLC as its new independent executive compensation consultant as a result of a competitive process. Meridian was not involved in setting executive or director compensation for 2012.

Board Structure and Compensation

The Governance, Compensation and Nominating Committee assessed the independence of both Pay Governance, LLC and Meridian Compensation Partners, LLC pursuant to SEC rules and concluded that no conflict of interest exists that prevented, in the case of Pay Governance, or would prevent, in the case of Meridian, the consultant from independently representing the Committee.

The Governance, Compensation and Nominating Committee reviews tally sheets for each executive officer, which identify the components of each executive officer’s compensation and present in one document the entire compensation of the executive officers whether actually earned and received or in potential future amounts. The tally sheets are prepared by the Company with certain post-employment valuations provided by outside consultants. They present the value of each component of the executive officer’s compensation including total cash compensation and any amounts deferred, existing but unvested equity awards, any retirement or other post employment benefits, and other potential compensation under applicable severance plans. Tally sheets are used in evaluating whether total executive compensation is competitive and accomplishes the goals of our executive compensation program. They are not used to determine any particular amount of compensation. Tally sheets are also used to make comparisons of executive officers for internal equity.

Nuclear, Environmental and Safety Committee

Four (4) meetings in 2012; four (4) executive sessions, all without management present.

The functions of the Nuclear, Environmental and Safety Committee include:

¡	Oversight of nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations;

¡	Review of environmental strategy, compliance, performance issues and initiatives;

¡	Review of material risks relating to our nuclear operations and our environmental and safety performance, including risks to our reputation; and

¡	Review of safety performance, strategy and initiatives.

Directors’ Compensation

Only non-employee directors are compensated for their Board service. Directors do not receive meeting fees for participation in Board or committee meetings. For 2012, the director annual pay components were as follows:

¡	$80,000 retainer for all non-employee directors;

¡	$25,000 for the Lead Independent Director;

¡	$10,000 if serving as a chair of a Board committee, with the exception of the Audit Committee chair, who receives $15,000; and

¡	$10,000 for members of the Audit Committee, other than the chair.

Directors receive 25% of the applicable annual pay each quarter (pro-rated for partial service during the quarter). As discussed under “Director Deferred Compensation Plan,” directors may elect to defer all or a portion of their cash retainer into stock equivalent units. We do not offer retirement benefits to our directors.

Annual Equity Grant

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Directors elected at the 2012 annual shareholders meeting each received a grant of 4,371.585 Xcel Energy common stock equivalent units under the SEP, representing approximately $120,000 in cash value, on the first business day following the 2012 annual shareholders meeting. Common stock equivalents are payable upon the director’s death, disability or termination of service. Mr. O’Brien, who was elected to the Board after the annual shareholders meeting, received a prorated award of 3,319.174 common stock equivalent units representing approximately $95,094 in cash value upon commencement of service for his partial term. Terms of the common stock equivalent units are discussed below under “Stock Equivalent Plan.”

Board Structure and Compensation

¡

In August 2012, based on market data that the Board received from Pay Governance, the Board determined to increase the value of the annual award of common stock equivalent units to be granted to directors elected at the 2013 annual shareholders meeting to $135,000. This increase was based on a market review of the industry and the S&P 500 and maintains overall director compensation at market median. All equity grants must be held until termination of service.

The amount of compensation each director received in 2012, including deferred amounts, is shown in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gail Koziara Boudreaux(3)	—	235,424	235,424
Fredric W. Corrigan	95,604	120,000	215,604
Richard K. Davis	99,396	120,000	219,396
Albert F. Moreno	95,000	120,000	215,000
Richard T. O’Brien(3)	—	135,007	135,007
Christopher J. Policinski	—	223,516	223,516
A. Patricia Sampson	78,300	134,040	212,340
James J. Sheppard	80,000	120,000	200,000
David A. Westerlund	—	220,484	220,484
Kim Williams	—	235,516	235,516
Timothy V. Wolf	93,736	120,000	213,736

(1)	Represents cash payments of annual retainer and additional retainers for service as Lead Independent Director, committee chairs or Audit Committee members, including amounts deferred under our Non-Employee Directors Deferred Compensation Plan.
(2)	Amounts in this column represent the aggregate grant date fair value of the deferred stock units granted to directors in 2012 as computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2012 Annual Report on Form 10-K. Directors receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of December 31, 2012, the number of stock equivalent units owned by our current directors were as follows: Ms. Boudreaux: 8,764 units; Mr. Corrigan: 34,799 units; Mr. Davis: 34,799 units; Mr. Moreno: 112,325 units; Mr. O’Brien:4,835 units; Mr. Policinski: 30,796 units; Ms. Sampson: 95,039 units; Mr. Sheppard: 14,029 units; Mr. Westerlund: 61,614 units; Ms. Williams: 31,899 units; and Mr. Wolf: 31,168 units.
(3)	Mr. O’Brien was appointed to the Board effective August 1, 2012, and Ms. Boudreaux was appointed to the Board effective March 1, 2012.

Stock Equivalent Plan

We have a Stock Equivalent Plan for Non-Employee Directors (the “SEP”) to more closely align directors’ interests with those of our shareholders. Each stock equivalent unit has a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. Directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event.

The number of stock equivalent units for each outside director that have accumulated during their tenure of Board service is listed in the Beneficial Ownership Table on page 34.

Board Structure and Compensation

Director Deferred Compensation Plan

Directors are able to defer director fees into stock equivalent units under our SEP until after retirement from the Board or separation from service as a director. Under our SEP, directors who elect to defer compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred. The terms of the SEP are discussed above.

Director Stock Ownership Guidelines

Outside directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2012 have met the guideline.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The Board of Directors has set the size of the Board at twelve directors. Each director serves a one-year term, with all directors subject to annual election.

The following twelve individuals are the nominees to be elected to serve until the 2013 Annual Meeting and until their successors are elected: Gail Koziara Boudreaux, Fredric W. Corrigan, Richard K. Davis, Benjamin G.S. Fowke III, Albert F. Moreno, Richard T. O’Brien, Christopher J. Policinski, A. Patricia Sampson, James J. Sheppard, David A. Westerlund, Kim Williams and Timothy V. Wolf. Each of the nominees is a current director. The persons named as proxies intend to vote the proxies for the election of the foregoing nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote “FOR” any other persons who may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

The election of each director shall be decided by majority vote. This means that to be elected a nominee must receive more votes “FOR” his or her election than the votes cast “AGAINST” his or her election.

Information as to Nominees

The nominees, their ages, principal occupations or positions, qualifications that the Board believes each has to serve as a director of the Company, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Fowke, no nominee has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees, unless a different vote is specified.

Proposal 1 — Election of Directors

Gail Koziara Boudreaux Age:	52
Director Since:	2012
Principal Occupation:	CEO of UnitedHealthcare and Executive Vice President of UnitedHealth Group
Public Company Directorships:	Genzyme Corporation (2004 to 2011) Zimmer Corporation (2012 to present)

Ms. Boudreaux has served as the CEO of UnitedHealthcare since January 2011 and also as the Executive Vice President of UnitedHealth Group since May 2008. Ms. Boudreaux previously served as President of UnitedHealthcare from May 2008 to January 2011. From 2005 to 2008, she served as the Executive Vice President, External Operations for Healthcare Services Corporation which is comprised of Blue Cross and Blue Shield Plans in IL, TX, NM, and OK. Ms. Boudreaux has served as a director of several nonprofit, educational and healthcare organizations.

Ms. Boudreaux’s experience as an Executive Vice President and CEO of a large, highly complex corporation demonstrates judgment, business acumen, integrity and experience in a comparable business organization. Ms. Boudreaux previously served as a director of other public companies, Genzyme Corporation and Zimmer Corporation, which has provided additional relevant business experience, particularly with respect to evaluation of corporate strategy as well as financial experience and expertise. In addition, Ms. Boudreaux’s experience as an Executive Vice President and CEO in a regulated industry demonstrates her ability to provide experience in management, governance, and financial issues similar to those faced by the Company.

Fredric W. Corrigan Age:	70
Director Since:	2006
Principal Occupation:	Retired CEO and President The Mosaic Company
Public Company Directorships:	Clearwater Paper Corporation (2009 to Present)

Mr. Corrigan was CEO and President of The Mosaic Company, a leading producer and marketer of concentrated phosphate and potash, two of the primary nutrients required to grow food crops, from October 2004 to January 2007. Previously Mr. Corrigan was Executive Vice President of Cargill, Incorporated. Mr. Corrigan is a director at Clearwater Paper Corporation, a manufacturer of paperboard, consumer tissue and wood products, and also serves as Chairman of Ostara Nutrient Recovery Technologies, Inc., a clean water company that recovers valuable nutrients from used water streams. Mr. Corrigan has also served as a director of a private plant biotechnology company and on the boards of various nonprofit and civic organizations in the communities that we serve. Mr. Corrigan currently serves as the Chairman of our Nuclear, Environmental and Safety Committee.

Mr. Corrigan’s experience as CEO and President of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of another public company and an emerging technology company provide additional relevant business experience. Specifically, Mr. Corrigan also has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company.

Proposal 1 — Election of Directors

Richard K. Davis Age:	55
Director Since:	2006
Principal Occupation:	Chairman, President and CEO U.S. Bancorp
Public Company Directorships	U.S. Bancorp (2006 to Present)

Mr. Davis has served as the Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company, since December 2007, and was its President and CEO from December 2006 to December 2007. U.S. Bancorp, which is headquartered in Minneapolis, Minnesota, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States, which provides banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Mr. Davis also serves as the director of a number of nonprofit and educational institutions in the communities that we serve. Mr. Davis currently serves as our Lead Independent Director.

Mr. Davis’ experience as Chairman, President and CEO of a prominent financial institution demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of nonprofit and educational institutions provides additional relevant experience in many of the communities the Company serves. Mr. Davis has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy.

Benjamin G.S. Fowke III Age:	54
Director Since:	2009
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, Xcel Energy Inc.
Public Company Directorships:	None

Mr. Fowke is the Chairman, President and Chief Executive Officer of Xcel Energy Inc. Before assuming his current responsibilities, Mr. Fowke held a variety of executive positions at the Company, including President and Chief Operating Officer (August 2009 to August 2011), Executive Vice President (December 2008 to August 2009), and Vice President (November 2002 to December 2008) and CFO (October 2003 to August 2009), Treasurer (October 2003 to May 2004 of Xcel Energy Inc. and Vice President and CFO of Energy Markets (August 2000 to November 2002), where he was responsible for the financial operations of the Company’s commodities trading and marketing business unit. Prior to the 2000 merger of Northern States Power Co. and New Century Energies to form Xcel Energy Inc., he was a Vice President in the NCE Retail business unit. Mr. Fowke served ten years with NextEra Energy Inc., where he held various management positions. Mr. Fowke currently serves on the boards of a number of industry groups, including Energy Insurance Mutual, Nuclear Energy Institute, Electric Power Research Institute; Edison Electric Institute, and the Institute of Nuclear Power Operations. Mr. Fowke also serves on a number of educational and nonprofit boards in the communities that we serve.

Mr. Fowke’s extensive experience with Xcel Energy, as CEO, Chief Operating Officer and Chief Financial Officer, demonstrates judgment, business acumen and integrity. Mr. Fowke has experience with the strategic, commercial and financial issues faced by the Company. He has experience with the operations of the Company and extensive knowledge and experience in the utility industry and knowledge of financial markets. His service as a director of nonprofit institutions and industry organizations provides additional relevant experience in management and governance and developments in the utility industry.

Proposal 1 — Election of Directors

Albert F. Moreno Age:	69
Director Since:	1999
Principal Occupation:	Retired Senior Vice President and General Counsel Levi Strauss & Co.
Public Company Directorships:	None

Mr. Moreno served as the Vice President and General Counsel of Levi Strauss & Co, a brand name apparel manufacturer headquartered in San Francisco, California, from 1996 to 2005. Levi Strauss & Co. has sales in over 110 countries and employs approximately 10,000 employees world-wide. Mr. Moreno has also served on a number of philanthropic and educational boards. Mr. Moreno serves as the Chairman of our Audit Committee.

Mr. Moreno’s experience as Vice President and General Counsel of a multinational corporation demonstrates leadership in business and law. His service as a director of nonprofit institutions provides additional relevant experience in management, governance and an understanding of the importance of diversity. Mr. Moreno has experience with strategic, commercial, legal, regulatory and compliance issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of legal and regulatory issues, which is important given the legal and regulatory framework in which the Company operates.

Richard T. O’Brien Age:	59
Director Since:	2012
Principal Occupation:	President and CEO Boart Longyear Limited
Public Company Directorships:	Newmont Mining (2007 to 2013) Vulcan Materials Company (2008 to Present) Inergy, L.P. (2006 to 2012)

Mr. O’Brien began serving as President and CEO of Boart Longyear Limited, a global company headquartered in Salt Lake City, Utah, in April 2013. Boart Longyear is a provider of drilling services, drilling equipment, and performance tooling for mining and drilling companies globally. Mr. O’Brien previously served as CEO of Newmont Mining Corporation from September 2012 until February 2013, as its President and CEO from July 2007 to September 2012, and previously served as its President and CFO. Newmont Mining is among the world’s top gold companies and is headquartered in Denver, Colorado. Mr. O’Brien also serves on the board of Vulcan Materials Company, a producer of construction materials in the United States.

Mr. O’Brien’s experience in senior level financial and operating positions and his industry experience in mining, energy, power, electric and gas utilities demonstrates judgment, business acumen and integrity as well as knowledge of the utility industry. Mr. O’Brien’s work includes extensive experience with NYSE listed companies in finance and accounting, strategic and business planning. He has experience in companies with similar operations to the Company, extensive knowledge and experience in the utility industry and knowledge of financial markets. Mr. O’Brien’s experience as a CEO demonstrates his ability to provide experience in management, governance, and financial issues similar to those faced by the Company.

Proposal 1 — Election of Directors

Christopher J. Policinski Age:	54
Director Since:	2009
Principal Occupation:	President and CEO Land O’Lakes, Inc.
Public Company Directorships:	Land O’Lakes, Inc. (2005 to present) Hormel Foods Corporation (2012 to present)

Mr. Policinski has served as President and CEO of Land O’Lakes, Inc. since October 2005. Previously, he held senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company. Land O’Lakes, Inc., the third-largest cooperative in the United States, provides agricultural supplies and production and business services to member cooperatives and markets dairy-based food products for consumers, foodservice professionals and food manufacturers. Land O’Lakes employs approximately 9,000 people and does business in more than 50 countries and is headquartered in Minneapolis, Minnesota. Mr. Policinski also serves as a director of a number of nonprofit and educational institutions in the communities that we serve and of trade industry groups. Mr. Policinski serves as the Chairman of our Governance, Compensation and Nominating Committee.

Mr. Policinski’s experience as President and CEO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Policinski has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. His service as a director of nonprofit institutions and trade industry groups provides additional relevant experience in management and governance. His service as a director of nonprofit institutions also provides experience in the communities the Company serves.

A. Patricia Sampson Age:	64
Director Since:	1985
Principal Occupation:	CEO, President and Owner The Sampson Group, Inc.
Public Company Directorships:	None

Ms. Sampson has served as the CEO, President and Owner of the Sampson Group, a management development and strategic planning business, headquartered in Minneapolis, Minnesota, since 1996. Ms. Sampson has served on the boards of a number of religious and philanthropic organizations. She formerly served as the CEO of the Minneapolis chapter of the American Red Cross.

Ms. Sampson’s experience demonstrates leadership in business and public service. Ms. Sampson’s experience as CEO and President of a consulting firm and the regional chapter of the American Red Cross demonstrates judgment, business acumen and integrity. Ms. Sampson’s experience in public service and in the ministry provides perspective on issues of importance to the Company’s shareholders, including ethics and business conduct; talent acquisition, retention and development, diversity, and social responsibility.

Proposal 1 — Election of Directors

James J. Sheppard Age:	64
Director since:	2011
Principal Occupation:	Independent Consultant; Former Senior Vice President and Chief Nuclear Officer, Southern California Edison
Public Company Directorships:	None

Mr. Sheppard served as the Senior Vice President and Chief Nuclear Officer of Southern California Edison, an electric utility from September 2010 to December 2010. Prior to that position, Mr. Sheppard was Chairman, President and CEO of STP Nuclear Operating Company from 2003 to 2009. He is currently a self-employed independent consultant and held a similar position in 2010. From 1993 to 2009, Mr. Sheppard held several senior positions with the South Texas Project nuclear power plant, including Chairman, President and CEO from 2003 to 2009 of the STP Nuclear Operating Company, which operates the facility for its three owners.

Mr. Sheppard’s experience demonstrates leadership and experience in the electric utility and, in particular, the nuclear generation industry. Mr. Sheppard’s experience as President and CEO of a nuclear operating company demonstrates judgment, business acumen, integrity, and experience in a business with similar nuclear operations. Specifically, Mr. Sheppard’s experience as a Chief Nuclear Officer demonstrates his ability to provide oversight, technical expertise and judgment in strategic matters involving nuclear power operations.

David A. Westerlund Age:	62
Director Since:	2007
Principal Occupation:	Retired Executive Vice President, Administration and Corporate Secretary of Ball Corporation
Public Company Directorships:	None

Mr. Westerlund served as the Executive Vice President, Administration, and Corporate Secretary of Ball Corporation, headquartered in Broomfield, Colorado, a supplier of metal packaging for beverage, food and household products, and of aerospace and other technologies and services, from 2006 to 2011 and held a similar position from 2002 to 2006. Mr. Westerlund has also served on the boards of community and healthcare organizations.

Mr. Westerlund’s experience as Executive Vice President, Administration, and Corporate Secretary of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. In this role, he was responsible for human resources, compensation and benefits at Ball Corporation, which provides important experience on the important issues of talent acquisition, retention and development. He was also responsible for environmental health and safety, corporate compliance, security and real estate activities at Ball Corporation from which he developed extensive experience and knowledge of compliance and corporate governance issues, which is important given the regulatory framework in which the Company operates.

Proposal 1 — Election of Directors

Kim Williams Age:	57
Director Since:	2009
Principal Occupation:	Retired partner at Wellington Management Company LLP
Public Company Directorships:	Weyerhaeuser Corporation (2006 to Present); E.W. Scripps Co. (2008 to Present)

Ms. Williams was a partner at Wellington Management Company, LLP, from 1995 until her retirement in 2005. Wellington Management manages investment of assets for institutional investors in over 40 countries, including public funds, central banks, insurance entities, endowments, foundations, mutual fund sponsors, retirement plan sponsors. Previously she held leadership positions at Loomis, Sayles & Co., Inc. and Imperial Chemical Industries (ICI) Pension Fund. Ms. Williams has also served as a director at a non-public investment firm providing capital and management oversight to emerging market microfinance institutions and as a director on a number of educational and nonprofit boards. Ms. Williams serves as the Chairwoman of our Finance Committee.

Ms. William’s experience as a partner with a large investment management firm demonstrates judgment, business and financial acumen, integrity and experience in evaluating businesses. Ms. Williams serves as a director and member of the Audit Committee of two other public companies, which provides additional relevant business experience, particularly with respect to evaluation of corporate strategy, financial experience and expertise and experience in corporate governance. In her role as a director of other public companies, Ms. Williams has experience with strategic, commercial, financial and safety issues similar to those faced by the Company. Her service as a director of nonprofit institutions provides additional relevant experience in management, governance, finance and an understanding of the importance of diversity.

Timothy V. Wolf Age:	59
Director Since:	2007
Principal Occupation:	President, Wolf Interests, Inc.
Public Company Directorships:	Borders Group, Inc. (2009 to 2011)

Mr. Wolf has served as the President of Wolf Interests, Inc. since June 2010. Mr. Wolf previously served as the Chief Integration Officer of MillerCoors Brewing Company LLC, from 2008 to June 2010. Mr. Wolf also has served as Vice President and Global Chief Financial Officer of Molson Coors Brewing Company from 2005 to 2008 and held a similar position with Coors Brewing Company from 1995 to 2005. Mr. Wolf has served as a director of several nonprofit and educational organizations.

Mr. Wolf’s experience as a Vice President and CFO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Wolf has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. His service as a director of nonprofit institutions also provides relevant experience in management and governance.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS XCEL ENERGY INC.’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2013. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

The Board of Directors, upon recommendation of the Audit Committee, recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment, unless a different vote is specified.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. We are seeking shareholders’ views on the compensation of named executive officers through an advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2013 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Compensation Discussion and Analysis, compensation tables and related narrative disclosure appear on pages 36 through 60 of this proxy statement.

The Company’s goal for its executive compensation program is to align executive leadership’s interests with those of our shareholders, customers and employees. Our Board of Directors believes our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our shareholders. In deciding how to vote on this proposal, our Board of Directors asks you to consider the following key points:

We achieved strong performance in 2012 despite challenging business conditions.

¡

We achieved ongoing earnings growth of 5.8%, and 7.6% based on earnings from continuing operations, from 2011 to 2012 and for the eighth consecutive year we met or exceeded our earnings guidance. Ongoing earnings is a non-GAAP financial measure and Exhibit A to this proxy statement contains a reconciliation of GAAP earnings with ongoing earnings.

¡

Our annual dividend increased 3.8%, our ninth consecutive annual increase, resulting in a compounded average growth rate of 3.8% for the one-year and 3.3% for both the three- and five-year periods ended December 31, 2012.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Xcel Energy Inc., the EEI Investor-Owned Electrics,

and the S&P 500

*	$100 invested on December 31, 2007 in stock and index — including reinvestment of dividends. Fiscal years ending December 31.

¡

Total annual shareholder return over the prior one, three, and five-year periods was 0.5%, 42.7% and 48.1%, respectively. While our one-year total annual shareholder return was lower than our three- and five-year returns, this result was largely due to sector related issues regarding dividend tax rates as well as some reversion given our significantly higher starting point in 2011.

¡

We have maintained current senior unsecured debt credit ratings for Xcel Energy and its utility subsidiaries in the BBB+ to A range providing the strong credit quality needed to fund significant infrastructure investments.

¡

We had very strong safety results, finishing another best year ever performance with a 1.47 OSHA Recordable Incident Rate compared to a target rate of 1.55. These results represent a 12.5% improvement over 2011 results and nearly a 40% improvement over the past 5 years.

Proposal 3 — Advisory Vote on Executive Compensation

¡	For 2012, our customer reliability, measured by system average interruption duration index performance was near top quartile performance levels.

¡

We had another excellent year of reliability in 2012. The unplanned outage rate (UOR) improved 29% and 55% of the units were in the top quartile set by the North American Electric Reliability Corporation.

¡

We were a leader in demand side management programs. These programs allowed our customers to save energy that amounted to 973 gigawatts in 2012 which was an 18.4% increase over 2011. In addition, we earned $81.7 million in incentives related to these programs.

We have delivered long-term value to shareholders.

For the eighth consecutive year we have met or exceeded our earnings guidance. Since 2005, ongoing earnings per share grew at a compounded average growth rate of 6.8%. GAAP earnings per share grew at a compounded average growth rate of 6.0%.

Our executive compensation is focused on performance.

¡	Annual and long-term incentives are based on our performance and are designed to comprise more than 50% of the named executive officers’ targeted compensation.

¡

Annual and long-term incentives are aligned with strategic, operating, and financial objectives, and include measures such as earnings per share growth, environmental and safety goals, and total shareholder return.

¡	We provide very limited perquisites to our executive officers.

Our executive compensation program includes a number of controls that mitigate risk.

Our executive compensation program includes a number of controls that mitigate risk, including:

¡	using a variety of financial and non-financial metrics that require substantial performance on a broad range of initiatives;

¡	capping the maximum amount of annual and long-term incentive that can be earned under the respective plans;

¡	executive stock ownership and retention requirements, as discussed below; and

¡	a clawback policy that allows us to recover compensation paid to executives under certain circumstances.

We have a market competitive stock ownership policy.

Our stock ownership policy requires our executive leadership to have significant ownership in the Company and maintain a focus on our long-term value proposition of our Company. We require executive officers to hold, for at least one year, the net shares acquired upon vesting of equity awards.

We prohibit hedging in and significantly restrict pledging of company stock.

We maintain an anti-hedging policy for employees and have a policy that restricts the pledging of our stock, such that no executive officer or Director has pledged any shares. Directors and executive officers are prohibited from short selling the Company’s securities.

We have no employment agreements with our executive officers.

We have no employment agreements with our executive officers nor have individually negotiated change-in-control agreements.

We have strong governance around our executive compensation.

The Governance, Compensation and Nominating Committee is composed entirely of independent directors. The Committee regularly meets in executive session, both with and without its compensation consultant. The compensation consultant reports directly to the Governance, Compensation and Nominating Committee and does not perform any work for management. The Committee meets regularly with only independent directors present.

Proposal 3 — Advisory Vote on Executive Compensation

Shareholders are urged to read the Compensation, Discussion and Analysis and other information in the “Executive Compensation” section of this proxy statement. The Governance, Compensation and Nominating Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program aligns our executives’ compensation with our short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.

As an advisory vote, this proposal is not binding upon the Company. However, the Governance, Compensation and Nominating Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers. The Board has determined that it will hold non-binding Say-on Pay votes annually, in response to the shareholders’ support in favor of the Company-recommended annual vote frequency.

Vote Required

The Board of Directors will consider shareholders to have approved our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” Abstentions and broker non-votes will have no effect on this matter.

The Board of Directors recommends that shareholders vote “FOR” the approval of our executive compensation. Proxies solicited by the Board of Directors will be voted “FOR” the approval of our executive compensation, unless a different vote is specified.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL ON THE SEPARATION OF THE

ROLE OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, registered owner of 1,814 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

RESOLUTION

That the shareholders of XCEL ENERGY INC. request its Board of Directors to establish a policy requiring that the Board’s chairman be an “Independent director,” as defined by the rules of the New York Stock Exchange, and who has not previously served as an executive officer of XCEL ENERGY, INC.

This policy should not be implemented to violate any contractual obligation and should specifiy: (a) how to select a new “Independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and will to serve as Chairman.

STATEMENT

The proponent believes that the Board of Directors will provide greater oversight of management with an “independent chairman.”

Benjamin G.S. Fowke III, Chairman of the Board, Chief Executive Officer, and President of XCEL ENERGY, INC. and seems to be only accountable to himself for his duties as Chief Executive Officer and President.

XCEL is faced with a failed “SmartGridCity” which could cost its shareholders millions. It is described as “poorly planned, poorly managed, and a failed experiment” (The Denver Post, November 4. 2012).

With nearly a billion dollars invested in the Comanche Power Plant, it was reported to be operational only 52.7% of the time during 2011 and was “off-line” during most of the summer months.

This proposal was presented by the proponent in last year’s meeting of KeyCorp where it received a majority vote of shareholders and had been recommended by governance consultants.

Norges Bank Investment Management, has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

“The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances with corporate structure and thus protect shareholder value.”

If you agree, please vote “FOR” this proposal.

Proposal 4 — Shareholder Proposal on the Separation of Roles

THE XCEL ENERGY BOARD UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separated, is the proper responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate our current and future needs, and to judge how the capabilities of our directors and executives can be most effectively organized to meet those needs. The Board believes that maintaining flexibility to decide the appropriate leadership structure of the Board is consistent with effective governance and best serves the shareholders’ interests, and that the proposal would deprive the Board of its ability to govern the Company in the manner it deems most effective.

The Xcel Energy Board of Directors is committed to effective and independent oversight of management and effective corporate governance, and believes that given the unique nature of the regulated utility industry, a combined position of Chairman and CEO best serves the Company and its shareholders, as further outlined below:

A combined position of Chairman and CEO provides the most effective leadership structure for the Company.

The Board believes that the most effective leadership structure for Xcel Energy at the present time, given the unique nature of the regulated utility industry, is for Mr. Fowke to serve as both Chairman and CEO. Mr. Fowke has extensive knowledge and experience of the regulated utility industry, which is unique in that it is a fully price-regulated industry. His thorough understanding of the challenges facing the industry and of the different perspectives that are necessary in balancing various stakeholder interests is important at both the management and Board level, as most independent directors are most familiar with lighter forms of regulation. Given the importance of the role of the Board Chairman and the unique characteristics of the regulated utility industry, the Board believes that our shareholders are best served by having Mr. Fowke serve in a combined role of Chairman and CEO.

The Board provides independent oversight of management.

The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not limit the Board’s oversight of the CEO.

¡	The Board currently has eleven independent, non-employee directors among its twelve members.

¡	The Board meets in executive session without management present at every board meeting. The Lead Independent Director presides over each session of independent directors.

¡	All committees of the Board (Audit, Finance, Governance, Compensation and Nominating and Nuclear, Environmental and Safety) are composed entirely of independent, non-employee directors.

¡	All committees of the Board meet regularly in executive session both with management and with only independent, non-employee directors present.

¡	The Lead Independent Director and the Committee Chairs, all of whom are independent, review and approve the agendas and materials for the Board and their respective committee meetings.

¡	The Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

Proposal 4 — Shareholder Proposal on the Separation of Roles

The Board has annually elected a Lead Independent Director since 2006.

The independent directors elect a Lead Independent Director by and from the independent directors generally for a one-year term. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year, but no more than four years. The designated responsibilities of the Lead Independent Director are to:

¡	Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

¡	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

¡	Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

¡	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

¡	Call meetings of the independent directors, as necessary;

¡	Consult and communicate with major shareholders, if requested;

¡	Manage evaluation of Board performance;

¡	Chair executive sessions of the Board; and

¡	Develop and maintain a process for Chief Executive Officer Succession planning with the Governance, Compensation and Nominating Committee.

Xcel Energy has strong and effective corporate governance and Board communication practices.

¡

The existing mechanisms outlined in our Guidelines on Corporate Governance and the Board Committee Charters provide multiple layers of independent discussion and evaluation of, and communication with, senior management.

¡	The Directors will often request items to be included on the agenda and seek information from management in addition to materials routinely provided.

¡	All Guidelines and Charters are posted on our corporate website at www.xcelenergy.com to provide a transparent view as to how the Board works.

¡	We enable shareholders to communicate directly with our directors by mail and e-mail.

Xcel Energy has been meeting its financial objectives with the current combined role of the Chairman and CEO.

While having a combined role of Chairman and CEO, Xcel Energy has had strong financial performance as discussed on pages 36 to 38 and elsewhere in this proxy statement. We have delivered on our financial objectives on a consistent basis while having a combined role, meeting our earnings and dividend growth projects for the second straight year in the combined role, achieving average earnings per share growth of 6.2 percent over those years, and delivering a cumulative total return to shareholders that exceeded our peer group of the EEI-Investor Owned Electrics and the S&P 500 Index for the five-year period ending December 2012.

Vote Required

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this proposal.

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a different vote is specified.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

The following table sets forth information concerning beneficial ownership of our common stock as of March 26, 2013 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below beneficially owned more than 1% of our common stock. The directors and executive officers as a group beneficially owned less than 1% of our common stock on March 26, 2013.

Name and Principal Position of Beneficial Owner	Common Stock(1)	Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Gail Koziara Boudreaux Director	1,780	—	1,780	8,841
Fredric W. Corrigan Director	20,000	—	20,000	35,145
Richard K. Davis Director	7,697	—	7,697	35,145
Albert F. Moreno Director	2,325	—	2,325	113,441
Richard T. O’Brien Director	2,000	—	2,000	4,874
Christopher J. Policinski Director	2,000	—	2,000	31,092
A. Patricia Sampson Director	2,099	—	2,099	95,982
James J. Sheppard Director	1,000	—	1,000	14,169
David A. Westerlund Director	7,750	—	7,750	62,217
Kim Williams Director	1,144	—	1,144	32,204
Timothy V. Wolf(3) Director	4,300	—	4,300	31,478
Benjamin G.S. Fowke III Chairman, President and Chief Executive Officer	186,193	14,748	200,941	9,425
Teresa S. Madden Senior Vice President and Chief Financial Officer	68,078	736	68,814	11,432
David M. Sparby Senior Vice President, Group President	116,886	2,700	119,585	—
Kent T. Larson Senior Vice President, Operations	26,683	7,929	34,612	860
Marvin E. McDaniel, Jr. Senior Vice President and Chief Administrative Officer	54,424	10,661	65,085	1,272
Michael C. Connelly(4) Former Senior Vice President, Strategy and Planning	116,457	—	116,457	2,035
Directors and Executive Officers as a group (26 persons)	856,448	60,292	916,740	490,322

(1)	At March 26, 2013, the closing price of our common stock on the New York Stock Exchange was $28.98.
(2)	Common stock equivalents represent (i) the share equivalents of our common stock held under our deferred compensation plan as of March 26, 2013, and (ii) stock equivalent units held under the directors’ stock equivalent plan.
(3)	Mr. Wolf’s son owns 300 of these shares. Mr. Wolf disclaims beneficial ownership of these shares.
(4)	These are Mr. Connelly’s holdings as of January 24, 2013.

Beneficial Ownership of Certain Shareholders

Largest Owners of Xcel Energy’s Shares

The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	25,397,447	(1)	5.21%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403	24,806,250	(2)	5.1%
(1)	The information contained in the table and this footnote with respect to BlackRock Inc. is based solely on a Schedule 13G filed by the listed person with the SEC on February 11, 2013. The filing indicates that as of December 31, 2012, BlackRock Inc. had sole voting power for 25,397,447 shares and sole dispositive power for 25,397,447 shares.
(2)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a Schedule 13G filed by each of the listed persons with the SEC on February 11, 2013. The filing indicates that as of December 31, 2012, (a) the shares are held by investment companies and institutional accounts that are advised by subsidiaries of Franklin Resources, Inc. pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares, (b) Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources, Inc. and (c) Franklin Advisers, Inc., one of the subsidiaries of Franklin Resources, Inc., had sole voting power for 24,586,641 shares and sole dispositive power for 24,786,641 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2012, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy of our executive compensation program and how we applied the philosophy in compensating our named executive officers (“NEOs”) for 2012. Our NEOs are listed in the Summary Compensation Table on page 50.

Our Business

Xcel Energy Inc. is a holding company engaged primarily in the utility business. In 2012, Xcel Energy’s continuing operations included the activity of our four (4) wholly owned subsidiaries:

¡	Northern States Power Company, a Minnesota corporation;

¡	Northern States Power Company, a Wisconsin corporation;

¡	Public Service Company of Colorado; and

¡	Southwestern Public Service Company.

These utilities serve electric and natural gas customers in portions of Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin. Also included in our regulated utility operations are WYCO Development LLC, a joint venture formed with Colorado Interstate Gas Company and WestGas InterState Inc., an interstate natural gas pipeline company.

Our Strategy

Our corporate strategy for these utility businesses focuses on three main objectives:

¡	Obtain stakeholder alignment;

¡	Invest in our regulated utility businesses; and

¡	Earn a fair return on our utility investments.

Achievement of these strategic plans is designed to provide our investors with an attractive total return and our customers with clean, safe, reliable energy at a competitive price.

Successful execution of our strategy begins with obtaining stakeholder support for long-term decisions and for large investment initiatives, prior to taking action. We believe stakeholder alignment is achieved by:

¡	Delivering operational excellence related to reliability outage performance and customer satisfaction;

¡	Proactively taking actions to ensure public and employee safety related to our power plants, natural gas pipelines, and our transmission and distribution system;

¡	Pursuing environmental leadership by reducing emissions, and expanding renewable energy in a cost-effective manner; and

¡

Creating value for our customers by modernizing our infrastructure and reducing our environmental impact at a reasonable cost, while providing customers with choices like demand side management, conservation and renewable energy programs.

After obtaining stakeholder support, the next phase of our strategy is to invest in our regulated utility businesses. We project investments of approximately $13 billion in our utility businesses from 2013 through 2017 in order to modernize our infrastructure, improve system reliability, reduce our impact on the environment, expand the amount of renewable energy available to our customers and meet customer demand. As a result of these investments, we project the rate base, or the amount on which we earn a return, will grow at a compounded average annual rate of approximately 6 percent through 2014 and approximately 4 to 5 percent through 2017.

The third phase of our strategy is to earn a fair return on our utility investments. Our regulatory strategy is based on filing reasonable base rate requests designed to provide recovery of costs necessary to operate our business and to earn a reasonable return on investment, along with obtaining regulatory approvals.

Compensation Discussion and Analysis

Successful execution of the corporate strategic plan should allow us to deliver an attractive total return to our shareholders. Our value proposition is to deliver an attractive total return through a combination of earnings growth and dividend yield. We believe we are positioned to continue earnings growth of 5 percent to 7 percent and dividend growth of 2 percent to 4 percent at least through 2013 or 2014. Beyond this timeframe, we anticipate that rate base and earnings growth could moderate. Should this occur, we anticipate having flexibility to increase the dividend at a faster rate in the future, while ensuring a strong balance sheet.

2012 Business Highlights

Xcel Energy once again delivered on its proven track record in 2012, meeting or exceeding all of our financial and operational goals. Listed below are some of our accomplishments and acknowledgements from 2012:

Financial Leadership

¡

We achieved ongoing earnings growth of 5.8%, and 7.6% based on earnings from continuing operations, from 2011 to 2012 and for the eighth consecutive year, we met or exceeded our earnings guidance. The following table shows our 2011 and 2012 earnings projections and compares the growth in actual ongoing earnings per share from 2011 to 2012;

Year	Guidance	EPS Ongoing	% EPS Growth
2011	$1.65 - $1.75	$1.72	5.8%
2012	$1.75 - $1.85	$1.82

¡

We increased the annual dividend 3.8%, the ninth consecutive annual increase. Annualized dividends grew at a compounded average growth rate of 3.8% and 3.3%, respectively, for the one- and three-year periods ended December 31, 2012; and

¡	Total annual shareholder return over the prior one, three, and five-year periods was 0.5%, 42.7% and 48.1%, respectively.

Operational Excellence

¡

We had very strong safety results, finishing another best year ever performance with a 1.47 OSHA Recordable Incident Rate compared to a target rate of 1.55. These results represent a 12.5% improvement over 2011 results and nearly a 40% improvement over the past 5 years;

¡	For 2012, our customer reliability, measured by system average interruption duration index performance was near top quartile performance levels;

¡

We had another excellent year of reliability in 2012. The unplanned outage rate (UOR) improved 29% and 55% of the power plant units were in the top quartile set by the North American Electric Reliability Corporation;

¡

We were recognized by the Edison Electric Institute with the association’s “Emergency Assistance Award” for outstanding efforts in mutual-aid assistance for power restoration work after Hurricane Sandy; and

¡

In May 2012, eleven of our facilities were recognized by the Minnesota Safety Council with the Governor’s Safety Award for superior performance in workplace safety and health. The council is a nongovernmental, not-for-profit organization dedicated to improving the quality of life in Minnesota by preventing unintentional injuries.

Compensation Discussion and Analysis

Environmental Leadership

¡

We were a leader in demand side management programs. These programs allowed our customers to save energy that amounted to 973 gigawatts in 2012, which was an 18.4% increase over 2011. In addition, we earned $81.7 million of incentives related to these programs;

¡	In 2012, Xcel Energy was named to the Dow Jones Sustainability Index for the sixth time and was named a member of the Carbon Disclosure Leadership Index for the fifth consecutive year;

¡

For the eighth consecutive year, Xcel Energy was named the nation’s No. 1 wind energy provider, according to the American Wind Energy Association (AWEA) 2011 Annual Market Report. In 2012, the 4,898 megawatts of wind energy was about 13% of the company’s power supply;

¡

In February 2012, Xcel Energy was ranked No. 2 in sustainable operations by Target Rock Advisors, LLC in its first sustainability ranking and related stock indexes focused on publicly traded U.S. utilities; and

¡

In March 2012, Xcel Energy earned ENERGY STAR’S highest honor, the Sustained Excellence Award, for continued leadership in delivering energy efficiency to its customers. This is the third year that ENERGY STAR has recognized Xcel Energy.

Corporate Stewardship

¡

In June 2012, Xcel Energy received the Champion of Hope award from Mile High United Way. The Champion of Hope is the highest tribute for established corporate workplace campaigns. The award honors companies that not only have run an outstanding workplace campaign, but also have demonstrated their commitment to the community in a comprehensive and tangible way through Mile High United Way; and

¡

In November 2012, Xcel Energy was named one of the “Top 100 Military Friendly Employers” by G.I. Jobs magazine, The Company moved up in the rankings to 45 from 99 the previous year. This is the fifth time we have received this recognition. The magazine pointed out our investment in and support of the MOVE (Military Ombudsmen for Veterans and Employees) employee network group and its expanded strategy for recruiting veterans.

Xcel Energy’s Compensation Philosophy

Our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, customers and employees. Our compensation philosophy is based on the following principles:

¡	Market competitive. To attract and retain talented leaders, we look primarily at the utility industry 50th percentile for all elements of compensation;

¡	Performance-Based. Majority of executive pay is at risk and designed to motivate achievement of company financial, operational, and stock price performance; and

¡

Equity-based incentives are a significant portion of performance-based pay. Stock-based incentives, coupled with our Stock Ownership Policy, encourage executives to focus on the long-term shareholder value and to be stewards of the Company and its stakeholders as any owner would.

Executive officers are rewarded at levels that reflect their individual responsibilities and contributions to the Company. Significant emphasis is placed on both pay for performance and internal equity to ensure that executive compensation is tiered within the Company based upon scope of responsibilities, experience, and contributions to Company results. Our philosophy also recognizes the need to design compensation that will retain key executive talent considered integral to our overall success, an example of which was the retention grant to our CEO made in February of 2013 and disclosed in our recent Annual Report on Form 10-K filing.

Compensation Discussion and Analysis

Executive Compensation Practices

Our compensation practices for NEOs are highlighted below. These reflect our pay for performance philosophy as demonstrated through our design, risk management and governance practices.

Design

¡	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests.

¡	We target the market median (50th percentile) for all elements of direct compensation.

¡	We balance multiple metrics for short- and long-term incentives.

¡	The Committee reviews tally sheets when making executive compensation decisions.

¡	We do not have any employment contracts.

¡	We do not have individually negotiated change in control agreements.

¡	We provide very limited perquisites.

Risk

¡	We have a Stock Ownership Policy.

¡	We require executive officers to hold, for at least one year, the net shares acquired upon vesting of equity awards.

¡	We prohibit hedging of Company securities.

¡	None of our executive officers or directors have pledged any shares of Xcel Energy common stock.

¡

We have a clawback policy that allows recovery of annual or long-term awards to the extent required by SEC rules or NYSE listing standards as well as in the event the employee is terminated for fraud or misconduct.

Governance

¡	The Committee is composed entirely of independent directors. It regularly meets in executive session, both with and without members of management present.

¡	The Committee’s independent compensation consultant does not provide any other services to Xcel Energy.

¡	We seek investor feedback on our executive compensation.

Impact of 2012 Say-on-Pay Vote

At the Xcel Energy annual meeting held on May 16, 2012 holders of over 93 percent of our shares approved our executive compensation program, which the Committee viewed as an endorsement of our executive compensation program. In 2012, we did not make major changes in our program; however, in order to monitor evolving best practices and to ensure the talent needs of the Company are met, we will continue to update certain features of our executive compensation program. In connection with establishing the 2012 executive compensation program, the Board reviewed the results of the Say-on-Pay vote, as well as the performance indicators related to overall corporate strategy and market data.

Committee Approach to Compensation Decision Making

The Committee regularly reviews best practices in executive compensation in order to determine how our program compares with similar utilities. For the 2012 executive compensation program, the Committee retained an independent external compensation consultant, Pay Governance LLC, to advise and ensure that executive compensation programs are reasonable for our Company within the context of industry practice. Pay Governance reported directly to the Committee and provided no other consulting services for Xcel Energy during 2012.

Compensation Discussion and Analysis

In December 2011, Pay Governance LLC presented its annual analysis and evaluation of our executive compensation levels relative to survey data. This analysis included an evaluation of the executive officer positions in aggregate, including each NEO.

Pay Governance’s analysis was based on competitive compensation data collected through two Towers Watson surveys that include data related to approximately 60 investor-owned utility companies, as well as compensation data related to over 400 general industry companies. The utility survey was focused on major electric and natural gas companies that are similar to our Company. The data was size-adjusted to correlate with the scope and size of our Company and each of our businesses.

In order to provide a broad perspective of the competitive market for comparative purposes, Pay Governance analyzed data for various market rates, including: utility industry at the 50th and 75th percentiles, general industry data and blended industry data (a blend of utility and general industry), where available. The Committee does not use the Pay Governance analysis to benchmark compensation, rather it utilizes the survey data to better understand current market practices and compare components of compensation. Compensation that is within 15% (above or below) of the median is considered at market.

The Committee considers several factors in addition to market studies including, individual performance, experience, internal equity, Company results, scope and responsibility. In addition, except with respect to the CEO’s compensation, the Committee considers the recommendation of the CEO regarding compensation levels. Through its review of these factors, the Committee approved compensation for executive officers that support market-based, competitive rewards that align our executives with customer and shareholders interests. This process ensures the attraction, retention and motivation of key executives who are responsible for the creation and execution of the Company’s strategy, resulting in financial and operational excellence.

Following consideration of these factors, the Committee exercises its judgment to set compensation levels for the CEO and approve the compensation levels recommended by the CEO for each executive officer, which may vary within the competitive range.

To ensure the independent judgment of the executive compensation consultant to the Committee, there are several internal controls in place.

¡	The Committee’s executive compensation consultant reports directly to the Committee and not to Company management;

¡	The Committee’s executive compensation consultant may request the opportunity to participate in an executive session without members of management present; and

¡	The Committee has the exclusive authority to hire, retain, and set the compensation of its executive compensation consultant.

In December 2012, the Committee decided to use a peer group for establishing 2013 executive compensation. The peer group includes regulated electric utilities of similar size and complexity as Xcel Energy. The use of a customized peer group better approximates the competitive market in which Xcel Energy competes for talent.

The Committee selected the following companies as the 2013 peer group.

2013 Peer Group Companies
Ameren	Edison International	PG&E Corporation
American Electric Power	Entergy	PPL
CenterPoint Energy	Exelon	Public Service Enterprise Group
CMS Energy	FirstEnergy	Scana
Consolidated Edison	Integrys Energy Group	Sempra Energy
Dominion Resources	NextEra Energy	Southern Company
DTE Energy	Northeast Utilities	Wisconsin Energy
Duke Energy	Pepco Holdings

Compensation Discussion and Analysis

Risk Assessment

As part of the annual compensation review, the Committee considers the risk profile of our compensation programs to ensure that the compensation program does not create material risk. The Committee reviews several factors in establishing executive compensation programs, setting compensation levels and selecting target measures for variable compensation programs.

¡	Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market, such as earnings per share and total shareholder return;

¡	Long-term incentives have three-year vesting periods to encourage long-term decision-making and value creation;

¡	Programs are designed to align shareholder, customer and employee interests;

¡	Our stock ownership policy requires that executive officers retain a substantial stake in the company so that executive’s interests are aligned with the Company; and

¡

Clawback provisions are in place, giving us the right to pursue and recoup unwarranted rewards paid to individuals to the extent required by SEC rules or NYSE listing standards or to individuals subsequently found to have committed fraud or misconduct.

Mix of Total Compensation

We balance the mix of direct compensation by targeting approximately 20% of total direct compensation for the CEO and 30% of total direct compensation for other NEOs in the form of fixed compensation, with the remaining amount in the form of variable compensation. As articulated above, this design aligns the NEOs’ interests with the performance of the Company and encourages a balance of short and long-range thinking by our executives. This is also supported by the long-term nature of utility operations and the capital investment necessary for such operations.

The following chart illustrates the mix of direct compensation for the CEO and other NEOs (assuming target incentive award payments) for 2012. (Please note that target amounts will not correlate with the amounts reported in the compensation tables as the compensation tables reflect amounts paid at the applicable level of achievement of the performance goals for annual incentive and the grant date fair value used for accounting purposes of long-term awards.)

Compensation Discussion and Analysis

Elements of 2012 Executive Compensation

The following table summarizes the compensation elements of our NEOs with additional detail following the summary.

Element	Type	Terms
Annual	Salary	¡ Fixed element of compensation for performing day-to-day responsibilities ¡ Generally eligible for increase annually, depending on market movement, performance and internal equity
	Annual Short-term Incentive	¡ Provides opportunity for competitively-based annual incentive awards which motivates achievement of Xcel Energy’s short-term operational and financial goals
	Discretionary Award Plan	¡ Rewards exceptional individual performance and leadership in the current year
Long-term Incentive Compensation (100% Equity)	Performance Units (60% of total annual grant value)

¡ Three year performance cycle

¡ Dividend equivalents accumulated throughout performance cycle, paid only if performance is achieved

¡ Two-thirds have a performance goal based on earnings per share (EPS) growth and maintaining annual common stock dividend at or above $1.04 per share

¡ One-third have a performance goal based on achieving environmental commitments, while maintaining a competitive price for service provided to our customers as measured relative to our peers

¡ Performance range 0% to 150% of initial award

¡ Measured once at the end of performance cycle

¡ Generally paid in Xcel Energy stock

Performance Shares (40% of total annual grant value)

¡ Three year performance cycle

¡ Measured on Total Shareholder Return relative to our peers

¡ Performance range 0% to 200% of initial award

¡ Measured once at the end of performance cycle

¡ Generally paid as 50% cash and 50% Xcel Energy stock

Retirement and Post-Employment	Pension Plans — Qualified, Non-qualified	¡ Provides retirement income for eligible participants based on fixed plan-based formulas, up to tax code limitations (Qualified) and in excess of tax code limitations (Non-qualified)
	Supplemental Executive Retirement Plan (SERP)	¡ Provides supplemental retirement income for certain executives in addition to the pension benefits (closed to new participants)
	401(k)-Savings and Deferred Compensation Plans	¡ Provides deferral of salary up to tax code limitations (Qualified 401(k)) and in excess of tax code limitations (Deferred Compensation)
	Severance and Change in Control	¡ Provides compensation and benefits in the case of involuntary termination without cause
Other	Perquisites	¡ Annual executive physical

Compensation Discussion and Analysis

Overview of Target Total Compensation for 2012

In December 2011, the Committee set 2012 base salary, target annual incentive awards and target long-term incentive awards for all Xcel Energy officers, including the NEOs. The Committee believes these rates are appropriate and competitive for the utility industry. The table below shows the base salary and target awards for short-term and long-term incentives for each NEO in 2012. Incentive targets are expressed as a percentage of base salary.

			Long-term Incentive Targets
Named Executive Officer[1]	Base Salary (as of 1/1/12) ($)	Annual Incentive Target[2] (%)	Performance Shares[3] (%)	Performance Units[2] (%)
Chairman, President & CEO	1,100,000	100	134	201
Senior Vice President & CFO	460,000	65	60	90
Senior Vice President, Operations	425,000	65	60	90
Senior Vice President & Chief Administrative Officer	425,000	65	60	90
Senior Vice President, Group President	530,000	65	60	90

(1)

Michael C. Connelly, Senior Vice President, Strategy and Planning, left the Company in August 2012. Actual amounts received in compensation for him in 2012 can be found in the Summary Compensation Table.

(2)	Awards can range from 0% - 150% of target percentages.
(3)	Awards can range from 0% - 200% of target percentages.

Base Salary

Base salary provides a fixed element of regular income that is competitive in the utility industry. As stated earlier, the Company’s executive compensation strategy is to compare to the utility industry 50th percentile, with the flexibility to review other data as appropriate.

Annual Incentives

Under the 2012 Executive Annual Incentive Award Program (the “2012 Annual Incentive Program”), administered under the Xcel Energy Inc. 2005 Executive Annual Incentive Award Plan, as amended (the “Annual Plan”), payouts can range from 0% to 150% of a target award. In 2012, Xcel Energy’s management recommended goals to the Committee based on an evaluation of previous performance and available objective metrics. These metrics align with the strategic objectives of the Company for operational excellence, customer value, safety and environmental leadership.

The 2012 annual incentive for the NEOs and all other executive officers was based on attainment of corporate goals, which included operational excellence, value to the customer, employee safety and engagement and environmental leadership, as well as EPS results. These objectives are critical to our performance and align with our long-term strategy. Furthermore, these goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders. Participants in the Annual Plan were eligible to receive the maximum payout of 150% of the target award for earnings per share from continuing operations (“EPS”) results of $1.75 and higher. In determining payout amounts, the Committee considers corporate performance measured results and EPS results and can exercise negative discretion.

Compensation Discussion and Analysis

The specific corporate performance measures, goals and actual results for the 2012 Annual Program were:

2012 Corporate Goal	% Weight	Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	2012 Actual Performance	% Payout	Weighted Calculation
Operational Excellence	15%	System Average Interruption Duration Index (SAIDI)	86-90	80-85	75-79	78	150%	22.5%
	15%	Unplanned Outage Rate (UOR)	7.4	6.4	5.4	5.4	150%	22.5%
Value to the Customer	15%	Public Safety Index	50	100	150	135	135%	20.25%
	15%	Customer Value (Survey Rating)	80-82%	83-85%	86-88%	85%	100%	15.0%
Employee Safety and Engagement	15%	OSHA Recordable Incident Rate(1)	1.90	1.55	1.28	1.47	150%	22.5%
	5%	Employee Engagement (Survey Rating)	70	80	90	80	100%	5.0%
Environmental Leadership	20%	Demand-Side Management (GWh)	775	814	853	973	150%	30.0%

GWh:	Gigawatt hour which relates to the Customer Demand Side Management goal.

(1)	The OSHA Recordable Incident Rate will be reduced to Threshold level if an employee fatality occurs or increased to Maximum level if no employee fatality occurs and there are no direct personal primary voltage electrical contacts, unplanned natural gas ignitions and the OSHA Recordable Incident Rate is above Threshold.

The weighted average result of the corporate performance measures for 2012 was 137.75%. The Committee considered this level of achievement along with the EPS results substantially above the median of our guidance range, $1.80 per share, and determined to pay annual incentive at the maximum level consistent with the terms of the plan.

Leadership Awards

Exceptional individual performance, contributions, and leadership are not considered in the calculation of annual incentive awards under the Annual Program. In December 2010, the Committee approved and adopted the Amended and Restated Executive Annual Discretionary Award Plan. Under this Plan, executives can receive a leadership award of between 0% and 100% of their annual incentive award to reflect exceptional individual performance related to business or financial goals of the Company. A formula is used to determine awards based on a factor of 1.0 to 2.0, with a factor of 1.0 equal to 0% and a factor of 2.0 equal to 100%.

For 2012, the Committee approved discretionary awards for three NEOs. The Committee determines whether to pay a discretionary award to the CEO and awarded a factor of 1.21. The CEO does not participate in this determination. The CEO recommended, and the Committee approved, discretionary factors of 1.54 and 1.36 for the Senior Vice President, Operations and the Senior Vice President & Chief Administrative Officer, respectively.

A discretionary leadership award was received by the CEO for the outstanding financial and operational results achieved in 2012. For the eighth consecutive year, the Company met or achieved its earnings guidance obtaining 5.8% growth in ongoing earnings, by guiding initiatives that responded to the impacts of some unfavorable events.

Compensation Discussion and Analysis

For the ninth consecutive year, the Company increased its annual dividend, with an increase of 3.8% in 2012. In addition to outstanding financial performance, the Company achieved one of its best years in operational performance with near top quartile results in reliability and the strongest safety results ever. Mr. Fowke continues to deliver strong environmental results with above target achievement in energy efficiency. He has demonstrated a continued commitment to clean energy (as evidenced by the 8th year in a row being named the #1 Wind provider in the nation) by retiring and acquiring resources in a disciplined manner and at a competitive price point for customers. Mr. Fowke continues to be recognized as a leader in the industry and sits on the EEI Executive Committee — one of only two first year CEO’s to be named.

A discretionary leadership award was received by the Senior Vice President, Operations for exceptional leadership of the Energy Supply, Transmission, Distribution, Natural Gas and Supply Chain operations within the Company, a group of over 7,000 employees. In 2012, some of the strongest results ever were achieved in both the Unplanned Outage Rate for our power plants (an improvement of 29% over 2011) and customer reliability, measured by system average interruption duration index. These results were achieved without increases in O&M costs, but rather through productivity and process improvements and through changes in organizational design. The Supply Chain organization again delivered on significant savings. Through Mr. Larson’s exemplary leadership, the Company achieved their best ever results for Safety, as measured through the OSHA recordable incident rate.

A discretionary leadership award was received by the Senior Vice President & Chief Administrative Officer for his direct contributions to the continued outstanding success in the operations of our Customer Care organization as evidenced through decreasing days sales outstanding for the fourth consecutive year and for increased customer satisfaction rates, year over year. Top decile employee engagement results in this organization continue to drive a decrease in costs and an increase in productivity. Through Mr. McDaniel’s leadership, best practices from a cybersecurity perspective have been implemented and considerable savings from third party contracts were achieved. Through his direction over corporate safety initiatives, the Company achieved the best results ever from a Safety perspective as measured through the OSHA recordable incident rate. Finally, through his leadership, continued movement in a number of Human Resource related initiatives was made to ensure the Company is well-positioned for the expected transition in leadership and workforce that will occur over the next decade and in the mitigation of healthcare cost increases.

Long-Term Incentives

We target approximately 60% of the CEO’s total direct compensation and approximately 50% of the other NEOs’ total direct compensation in long-term compensation. All long-term compensation is based on performance with no time vesting provisions. All awards earned under the program are subject to the Stock Ownership Policy. The long-term incentive program is generally consistent with the program used the previous year with slight modifications described below.

For 2012, our long-term incentive program had two components:

¡	Performance units; and

¡	Performance shares.

Performance units are targeted to deliver 60% of each executive officer’s long-term incentive opportunity, with the remaining 40% delivered through the performance share component.

Performance Unit Component.    Each performance unit represents one share of our common stock. Dividend equivalents are earned on performance units during the performance period to the same extent that dividends are paid on shares of our stock, but they are only paid if the performance goals are achieved.

Prior to vesting, performance units may not be sold, encumbered or otherwise transferred by the participant. These restrictions lapse if and to the extent the performance conditions are satisfied.

If the goals are not achieved by the end of the restricted performance period, all associated performance units and dividend equivalents are forfeited. The performance units granted in 2012 have a three-year performance period beginning January 1, 2012 and a measurement date of December 31, 2014.

Compensation Discussion and Analysis

For 2012, two-thirds of the awards are earned based on earnings per share growth from fiscal 2011 EPS, and common stock dividends remaining at or above $1.04 per share annually.

Performance against the earnings per share goal will be measured and the performance units will vest according to the following table:

Xcel Energy’s Earnings Per Share Growth	Percent of Target Performance Units Earned
18% or above	150%
15% (Target)	100%
12%	50%
11.99% or below	0%

The remaining one-third of the performance units have a performance-based goal related to our environmental strategy. The goal for the 2012 program is based on achieving our environmental commitments while maintaining a competitive price for the service we provide to our customers. We refer to this performance measure as “clean energy at a competitive price.” Performance is measured based on the weighted average Retail Average Rate (“RAR”) for the Company, at the end of a three-year period, relative to our peers the RAR of other companies in the Edison Electric Institute Electrics Index (“EEI Electrics Index”). This measure is used to maintain our commitment to reduce our impact to the environment while providing customers clean energy at a competitive price.

Performance against the environmental goal will be measured and the performance units will vest according to the following table:

Xcel Energy’s RAR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Units Earned
75th Percentile or above	150%
50th Percentile (Target)	100%
35th Percentile	50%
Below 35th Percentile	0%

2012 — 2014 Performance Units Measurement Cycle Awards.    For 2012, the CEO was awarded a total of 80,871 performance units (at target) and the other NEOs were awarded from 13,990 to 17,447 performance units (at target). These awards are included in the Grants of Plan-Based Awards Table on pages 52 to 53.

Performance Share Component.     Awards in the performance share component are denoted in shares, each of which represents one share of Xcel Energy common stock. Performance shares are not credited with dividend equivalent units during the performance period.

Payout of the performance share award is dependent entirely on Total Shareholder Return (“TSR”) relative to our peers. Xcel Energy’s TSR, as measured over a three-year period, is compared to the three-year TSR of other companies in the Edison Electric Institute Electrics Index (“EEI Electrics Index”) as a peer group. The EEI Electrics Index is composed of approximately 50 investor-owned domestic electric utilities.

Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating shareholder value as compared to utility industry peer companies.

Performance against the TSR goal will be measured and the performance shares will vest according to the following table:

Xcel Energy’s TSR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Shares Earned
90th Percentile or Above	200%
50th Percentile (Target)	100%
35th Percentile	25%
Below 35th Percentile	0%

Compensation Discussion and Analysis

2012 — 2014 Performance Share Measurement Cycle Awards.    For 2012 the CEO was awarded 57,917 performance shares (at target) and other NEOs were awarded from 10,020 to 12,495 performance shares (at target). These awards are included in the Grants of Plan-Based Awards Table.

2010 — 2012 Performance Units Measurement Cycle Results.    For the measurement cycle that ended in 2012, one performance unit cycle resulted in a payout:

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The Company achieved eight of the 11 environmental projects related to renewable energy, efficiency, emissions reductions and technology for the environmental performance units granted effective January 1, 2010. The CEO earned 13,040 performance units and other NEOs earned from 696 to 5,132 performance units, all of which included dividend equivalents credited over the performance period. The earned performance units were paid 100% in shares of Xcel Energy common stock. These awards are included in the Option Exercises and Stock Vested Table on pages 55 to 56.

The following table shows the eight environmental projects that were achieved under the 2010 — 2012 environmental component of the long-term incentive. Shaded areas reflect items achieved.

Renewable Energy (MW)	Efficiency (GWh)(1)	Emissions Reduction	Technology
200 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2010) —achieved	617 GWh (for the year ended Dec. 31, 2010) — achieved	Retire 73 MW (Cameo) (Dec. 31. 2010) —achieved	Implement one small innovative, clean technology project by year end. Cameo Solar Project completed Dec. 2010 — achieved
150 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2011) — did not achieve	648 GWh (for the year ended Dec. 31, 2011) — achieved	Complete 70 MW Power Uprate Project (Monticello/Prairie Island) (Dec. 31, 2011) — did not achieve	Implement one small innovative, clean technology project by year end. Chairman’s Fund Electric Vehicle Project completed Dec. 2011 — achieved
Bayfront Gasifier Project (Dec. 31, 2012) — did not achieve	704 GWh (for the year ended Dec. 31, 2012) — achieved	[Intentionally blank]	Implement one small innovative, clean technology project by year end. Community Energy Storage Project at SolarTAC completed Dec. 2012 — achieved
(1)	This target represents the energy reduction targets for our Customer Demand Side Management Programs. It represents the annual savings we achieve from our customer goals, resulting in 1,969 GWh total for the three-year period.

2010 — 2012 Performance Share Measurement Cycle Results.    For the measurement cycle that ended in 2012, representing awards granted January 1, 2010, Xcel Energy’s TSR was at the 42nd percentile of the peer group, resulting in a 60% of target payout. The CEO earned 28,135 performance shares and other NEOs earned from 1,577 to 10,887 performance shares. The earned performance shares were paid 50% in cash and 50% in shares of Xcel Energy common stock. These awards are included in the Option Exercises and Stock Vested Table.

Other Compensation Benefit Programs

Employment Contracts.    Neither our CEO nor any of our executive officers have employment contracts.

Retirement and Deferred Compensation Benefits.    In 2012, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement, and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2012 Internal Revenue Service earnings limit was $250,000.

Xcel Energy maintains a Supplemental Executive Retirement Plan (“SERP”) for certain executives who were participants in the Plan through 2008, when the Board of Directors closed the SERP to new participants. Benefits continue to accrue for Benjamin G.S. Fowke III and David M. Sparby who became participants in the SERP

Compensation Discussion and Analysis

before this closure. The SERP benefits are considered when making compensation decisions for these executive officers. The SERP provides benefits to these executive officers in addition to those provided through the qualified and non-qualified pension plans. The SERP is designed to encourage continued employment on the part of executive officers and aids in the retention of qualified officers. Covered compensation for the purposes of calculating SERP benefits includes base salary, annual incentive and leadership award amounts. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum after the officer’s termination of employment. Unreduced benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. For 2012, the Company matched 50% of the base salary deferred to both plans up to 8%. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations.

Severance Policy.    The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The Board of Directors or the Committee may name additional participants. The Committee believes the Severance Policy provides a competitive severance benefit that aligns executives with shareholders, retains key talent during a critical and potentially protracted period of uncertainty and provides a competitive pay arrangement in the event the Company undergoes a change in control and the executive is not retained following the completion of such event. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits.

The benefits payable under the Severance Policy are discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 61.

Stock Ownership Policy

The share ownership guideline for each executive is based on the executive’s position. Executives are expected to achieve the applicable ownership requirement within five years of the date they assume their current executive position. If an executive is not in compliance with the ownership requirement, the executive must retain 100% of the net shares (after-tax) delivered to him or her until the applicable ownership requirement is satisfied.

In addition to the stock ownership requirements, each executive is required to hold the net shares acquired through the Company’s compensation plans for a period of at least one year from the date the Committee certifies results and authorizes payment of an award. These holding periods apply to shares acquired through the Company’s compensation plans even if the executive is otherwise already in compliance with the stock ownership requirements. If an executive is not in compliance with the ownership requirement within the required time period, the executive must elect to receive payment of any incentive awards in stock, until the ownership requirement is met.

As of March 26, 2013, all NEOs who are current executive officers have achieved, or are on track to achieve, the stated share ownership requirement by the date specified for achievement. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

Position	5-Year Guideline
Chairman, President & CEO	5x
Senior Vice President & CFO	3x
Senior Vice President, Operations	3x
Senior Vice President & Chief Administrative Officer	3x
Senior Vice President, Group President	3x

Compensation Discussion and Analysis

Hedging and Pledging

We prohibit the use of any hedging or similar transactions related to its shares for directors and all employees, including executives. In addition, the pledging of shares by executive officers and directors is prohibited, unless the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. No directors or executive officers have pledged shares of our common stock. The Board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.

Clawback Policy

The Committee has a clawback policy in place to provide the Company the right to recover certain payments made to executives. Xcel Energy may recover annual and long-term incentive awards to the extent required by SEC rules or NYSE listing standards as well as in the event an employee is terminated from Xcel Energy for fraud or misconduct.

Equity Grant Practices

We have the following practices regarding the timing of equity compensation grants:

¡	Performance shares and performance units are normally granted on the date of our regularly scheduled December Committee meeting;

¡	Off-cycle grants to employees and new hires are made after the trading window opens following the earnings release for the quarter in which the triggering event occurred;

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Grants to newly promoted executive officers or VPs are made either, (i) on the day the Committee approves the grant for a promotion that has already occurred or is occurring concurrently; or (ii) on the effective date of a promotion for promotions that become effective at a future date; and

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In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to officers who have elected to receive their award in common stock on the regularly scheduled date of the February Committee meeting.

Deductibility of Executive Compensation under IRC 162m

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 paid for any fiscal year to our highest paid executive officers; however, the statute exempts qualifying performance-based compensation when specified conditions are met. In general, the Committee intends to structure incentive-based compensation awards to maintain the deductibility of executive compensation. The Committee maintains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit when consistent with its other compensation objectives and to remain competitive with peer companies.

REPORT OF THE COMPENSATION COMMITTEE

The Governance, Compensation and Nominating Committee, in its capacity as the Compensation Committee of the Board, has reviewed and discussed with management the Compensation Discussion and Analysis in this proxy statement. Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Christopher J. Policinski, Chair

A. Patricia Sampson

James J. Sheppard

David A. Westerlund

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the primary elements of compensation paid or granted to our CEO, our CFO and our three other most highly compensated executive officers and our former Senior Vice President, Strategy and Planning who left the Company during 2012 (the “Named Executive Officers” or “NEOs”). See “Compensation Discussion and Analysis” above for a description of our executive compensation program to gain an understanding of the information disclosed in this and the following tables.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Benjamin G.S. Fowke III Chairman, President & CEO	2012 2011 2010	1,100,000 986,979 690,000	350,000 500,000 220,000	3,641,207 4,696,943 1,577,954		1,650,000 850,696 417,385	4,154,682 2,583,660 986,916	69,897 58,142 46,612	10,965,786 9,676,420 3,938,867	(1)
Teresa S. Madden Senior Vice President & CFO	2012 2011	460,000 349,545	— —	681,814 686,391		448,500 265,525	384,251 174,092	26,580 20,971	2,001,145 1,496,524
Kent T. Larson Senior Vice President, Operations	2012 2011	425,000 353,182	225,000 200,000	779,094 721,594		290,063 197,207	581,785 246,597	26,521 20,832	2,327,463 1,739,412
Marvin E. McDaniel, Jr. Senior Vice President & Chief Administrative Officer	2012 2011 2010	425,000 400,000 360,000	150,000 175,000 100,000	878,544 996,163 457,275		207,188 205,493 244,431	456,020 292,704 229,432	26,690 27,292 25,300	2,143,442 2,096,652 1,416,438
David M. Sparby Senior Vice President, Group President	2012 2011 2010	530,000 530,000 510,000	— — 100,000	847,561 1,249,089 719,749		465,075 364,428 409,237	1,403,830 1,224,544 1,348,247	15,779 18,282 19,231	3,262,245 3,386,343 3,106,464
Michael C. Connelly Former Senior Vice President, Strategy and Planning	2012 2011 2010	298,681 460,000 460,000	— — 35,000	613,629 924,909 942,045	(5)	— — —	991,444 528,083 752,443	1,086,565 30,890 27,986	2,990,319 1,943,882 2,217,474

(1)	Actual realized compensation for Mr. Fowke for 2012 was $4,334,843. Actual realized compensation includes salary, annual incentive, bonus, the value of stock awards that vested for 2012 and all other compensation.
(2)	Amounts in this column reflect base salary earned for the corresponding year regardless of whether or not any portions were deferred under the 401(k) Savings Plan or otherwise.
(3)	Amounts in this column reflect discretionary awards attributable to exemplary performance. For 2012 and 2011, awards were granted under the 2010 Executive Annual Discretionary Award Plan.
(4)	Amounts in this column reflect the aggregate grant date fair value of performance share awards and performance units granted, respectively, in 2010, 2011 and 2012. The majority of the amounts in this column do not represent earned or paid compensation as the performance shares and performance units are still subject to performance and vesting conditions. The remaining amounts include awards earned under the 2005 Annual Incentive Plan that the executive officer elected to receive in shares of unrestricted and restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as described below:

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Restricted and unrestricted shares granted under the Annual Plan are valued based on the fair market value of our common stock at the time the shares were issued following the close of the performance year, and includes the premium (5% for unrestricted stock or 20% for restricted stock) payable for the election to receive shares of stock in lieu of cash.

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The grants of EPS and environmental performance units are valued based on the market price of our common stock on the grant date of the award, based on the assumption that target performance will be achieved and the units and future credited dividend equivalents will vest and will not be forfeited.

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The annual grants of performance shares are valued using the assumption that target performance will be achieved and based on the market price of our common stock on the grant date of the award discounted by the present value of assumed future dividends on our common stock, since grantees have no right to receive payment of dividend equivalents under the terms of the award.

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2012 Annual Report on Form 10-K. The aggregate grant date fair value of awards granted in 2012 that have a variable vesting value assuming the maximum performance conditions are achieved is reflected in the table below:

	Benjamin G.S. Fowke III	Teresa S. Madden	David M. Sparby	Marvin E. McDaniel, Jr.	Kent T. Larson	Michael C. Connelly
Performance Units	$3,316,520	$621,014	$715,501	$573,730	$573,730	$558,925
Performance Shares	2,860,388	535,610	617,099	494,865	494,865	482,024

Tables Related to Executive Compensation

(5)	For Mr. Connelly, although the grant date fair value of these awards is reflected in this column, all outstanding awards were subsequently forfeited when he left the Company on August 24, 2012. See the Outstanding Equity Awards at Fiscal Year-End Table.
(6)	Amounts in this column reflect awards earned under our Annual Plan. They do not include amounts that the executive elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.
(7)	Amounts in this column reflect the increase in the present value of the executive officer’s benefits under all pension plans established by the Company, using methods that are consistent with those used in our financial statements. The increase from the prior year is generally due to (a) the additional years of service earned by the executive officer under the plans, (b) the increase in the final average salary from the prior year used to determine plan benefits, (c) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement), and (d) changes in actuarial assumptions. For Mr. Sparby and Mr. Connelly, this amount also includes preferential earnings of approximately $3,148 and $4,575, respectively, under a grandfathered non-qualified deferred compensation plan. The change in pension value amounts reported for Mr. Sparby in 2010 and 2011 have been revised to reflect his being eligible for early retirement at age 62, without a reduction in benefit.
(8)	Amounts included in All Other Compensation include the Company match under the 401(k) Savings Plan, Company contributions to the non-qualified savings plan, imputed income on life insurance paid by the Company, forfeited vacation pay and; for 2012, amounts related to our executive physical program. None of these amounts exceed $10,000 except the following:

¡	Mr. Fowke ($35,500 for contributions to the non-qualified savings plan and $21,154 for forfeited vacation) and Mr. Sparby ($10,192 for forfeited vacation).
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For Mr. Connelly, this amount reflects a payment of $1,052,977 in connection with his leaving the Company on August 24, 2012, under the Senior Executive Severance and Change in Control Policy and $15,481 for earned vacation.

Except for the executive physical imputed amount, programs included in the “All Other Compensation” column were available to all eligible and qualifying employees of Xcel Energy.

The Company provides very limited perquisites to its named executive officers. Under corporate policy, the corporate aircraft may not be scheduled for personal use. Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to the same destination on Company business. Because the plane may only be used for personal travel if the aircraft already is scheduled to fly to the same destination, there is no incremental cost to the Company for such personal use. We have significant corporate operations in Minneapolis, Minnesota, and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and utilize the corporate aircraft to travel between Minneapolis and Denver. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs.

Tables Related to Executive Compensation

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding incentive awards and other stock-based awards granted during 2012 to the Named Executive Officers.

Name	Grant Date	Date of Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Benjamin G.S. Fowke III	1/3/12	12/13/11					14,479	57,917	(a)	115,834	1,430,194
	1/3/12	12/13/11					26,957	53,914	(b)	80,871	1,474,009
	1/3/12	12/13/11					13,479	26,957	(c)	40,436	737,004
			550,000	1,100,000	(2)	1,650,000
Teresa S. Madden	1/3/12	12/13/11					2,711	10,845	(a)	21,690	267,805
	1/3/12	12/13/11					5,048	10,095	(b)	15,143	275,997
	1/3/12	12/13/11					2,524	5,048	(c)	7,572	138,012
			149,500	299,000	(2)	448,500
Kent T. Larson	1/3/12	12/13/11					2,505	10,020	(a)	20,040	247,432
	1/3/12	12/13/11					4,664	9,327	(b)	13,991	255,000
	1/3/12	12/13/11					2,332	4,663	(c)	6,995	127,486
							$49,725	$99,450	(d)	$149,175
			96,688	193,375	(2)	290,063
Marvin E. McDaniel, Jr.	1/3/12	12/13/11					2,505	10,020	(a)	20,040	247,432
	1/3/12	12/13/11					4,664	9,327	(b)	13,991	255,000
	1/3/12	12/13/11					2,332	4,663	(c)	6,995	127,486
							$82,875	$165,750	(d)	$248,625
			69,063	138,125	(2)	207,188
David M. Sparby	1/3/12	12/13/11					3,124	12,495	(a)	24,990	308,550
	1/3/12	12/13/11					5,816	11,631	(b)	17,447	317,992
	1/3/12	12/13/11					2,908	5,816	(c)	8,724	159,009
							$20,670	$41,340	(d)	$62,010
			155,025	310,050	(2)	465,075
Michael C. Connelly(5)	1/3/12	12/13/11					2,440	9,760	(a)	19,520	241,012
	1/3/12	12/13/11					4,543	9,086	(b)	13,629	248,411
	1/3/12	12/13/11					2,272	4,543	(c)	6,815	124,206
							$144,900	$289,800	(e)	$434,700

(1)	The Committee approved the awards on December 13, 2011, effective as of January 1, 2012 for annual incentive and effective as of January 3, 2012 for long-term incentive.
(2)	Amounts show target annual incentive awards pursuant to the Annual Plan. Target annual incentive awards, as a percentage of base salary, were set as follows: 100% for Mr. Fowke, 65% for Ms. Madden and Messrs. Larson, McDaniel and Sparby and 60% for Mr. Connelly. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to 150% of the target annual incentive award based on the level of achievement of the goals. With approval of the Committee, an executive officer may elect to receive shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the Annual Plan. To the extent an executive officer elected to receive restricted or unrestricted shares in lieu of a cash payment for 2012 under the Annual Plan, the dollar value of the future payout of those equity awards at threshold, target and maximum are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards”. The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5% premium (should the participant elect to receive unrestricted common shares) or a 20% premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	Target long-term incentive awards for the grants issued January 3, 2012 were set as follows: 335% for Mr. Fowke, 150% for Ms. Madden and Messrs. Larson, McDaniel and Sparby and 135% for Mr. Connelly.

Long-term incentives are awarded 40% as performance shares and 60% as performance units. Share amounts in this column reflect stock-based awards, as described further in (a) through (c) below. Dollar amounts in this column reflect annual incentive awards that the NEO has elected to receive in restricted and/or unrestricted shares of our common stock, as described further in (d) below and footnote above.

Tables Related to Executive Compensation

(a)	performance shares based on a relative Total Shareholder Return with a measurement date of December 31, 2014
(b)	performance units based on the EPS growth measurement with a measurement date of December 31, 2014 and common stock dividend remains at or above $1.04 per share annually
(c)	performance units based on a relative weighted average Retail Average Rate for price with a measurement date of December 31, 2014

(d)	dollar value of potential payouts for 2012 Annual Incentive Program to be received in restricted shares of common stock in accordance with an executive officer’s election (see footnote 2)
(e)	dollar value of potential payouts for 2012 Annual Incentive Program, to be received in unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2)

All share amounts reflected were issued under the 2005 Long-Term Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of our common stock at payout. The lines reflecting dollar values are for the 2012 Annual Incentive Award Program payouts, pursuant to the Annual Plan, exclusive of the leadership-rating factor, to be received in restricted and/or unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2). The number of shares to be received for annual incentive award payouts is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each executive officer pursuant to 2012 annual incentive awards is included in the “Stock Awards” column in the Summary Compensation Table.
(4)	This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.
(5)	These awards were forfeited when Mr. Connelly left the Company.

Determination of the number of performance shares and performance units.    The target number of shares granted as performance shares was calculated by multiplying the executive’s base salary by 40% of their long-term incentive target and dividing the result by the value of a share of our common stock on January 3, 2012 using a Monte Carlo valuation. The target number of shares granted as performance units was calculated by multiplying the executive’s base salary by 60% of their long-term incentive target and dividing the result by the closing common stock price on January 3, 2012.

Terms of performance shares.    At the end of the three-year period, the performance shares provide for payout at the target level if our Total Shareholder Return (TSR) is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. TSR-based awards provide for smaller payouts for performance below the 50th percentile. No payout will be made for performance below the 35th percentile. Performance shares do not receive dividend equivalent units during the performance period.

Terms of EPS and Clean Energy at a Competitive Price performance units.    The awards of EPS and Clean Energy at a Competitive Price performance units represent an equal number of shares of our common stock. Performance units may not be sold or otherwise transferred by the recipients prior to the expiration of the restricted period. During the restricted period, these performance units are credited with dividend equivalents at the same rate as dividends paid on all other shares of outstanding common stock and which are subject to all terms of the original grant. Payout of the performance units and the lapsing of restrictions on the transfer of performance units are based on two separate performance criteria.

Of the awarded performance units, two-thirds (plus associated credited dividend equivalents) will be settled after we achieve an EPS growth target at the end of the specified performance period. Additionally, our annual dividend paid on our common stock must remain at or greater than the amount specified in footnote 3. If the minimum performance criteria is not achieved by the end of the performance period noted in footnote 3, all associated performance units and dividend equivalents are forfeited.

The remaining one-third of the awarded performance units (plus associated credited dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. For these performance units, if compliance is achieved then the restricted period will lapse and payout is based on our weighted average Retail Average Rate (“RAR”) as measured at the end of the three-year period, as noted in footnote 3, relative to our peers (the RAR of other companies in the Edison Electrics Institute Electrics Index). This goal was selected to maintain our commitment to reduce our impact to the environment while providing customers clean energy at a competitive price. If the minimum performance criteria is not achieved by the end of the performance period noted in footnote 3, all associated performance units and dividend equivalents shall be forfeited.

Tables Related to Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides additional information regarding stock options, restricted stock, performance units and performance shares that were outstanding on December 31, 2012 for the Named Executive Officers listed in the Summary Compensation Table. Fractional share amounts have been rounded to the nearest whole share. This table also includes supplemental performance-based grants to NEOs who were promoted during an open performance period under the phase-in program.

	Stock Awards			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Benjamin G.S. Fowke III	5,493	(3)	146,709	43,409	(6)	1,159,452
	6,495	(4)	173,488	8,281	(6)	221,184
	17,033	(5)	454,943	14,470	(7)	386,484
				2,761	(7)	73,737
				57,421	(8)	1,533,715
				10,519	(8)	280,962
				55,476	(9)	1,481,775
				27,738	(10)	740,887
				57,917	(11)	1,546,963
Teresa S. Madden	1,094	(5)	29,216	3,763	(6)	100,514
				4,065	(6)	108,587
				1,254	(7)	33,505
				1,355	(7)	36,196
				4,977	(8)	132,936
				5,164	(8)	137,930
				10,388	(9)	277,451
				5,194	(10)	138,739
				10,845	(11)	289,670
Kent T. Larson	3,948	(5)	105,456	9,716	(6)	259,503
				3,228	(6)	86,214
				1,076	(7)	28,738
				4,099	(8)	109,484
				9,597	(9)	256,344
				4,798	(10)	128,158
				10,020	(11)	267,634
Marvin E. McDaniel, Jr.	2,786	(5)	74,427	9,215	(6)	246,130
				3,072	(7)	82,043
				12,190	(8)	325,595
				9,597	(9)	256,344
				4,798	(10)	128,158
				10,020	(11)	267,634
David M. Sparby	1,497	(3)	39,976	13,567	(6)	362,365
	755	(5)	20,173	4,522	(7)	120,788
				17,946	(8)	479,338
				11,968	(9)	319,667
				5,985	(10)	159,847
				12,495	(11)	333,741
Michael C. Connelly(12)	—		—	—		—

(1)	Values were calculated based on a $26.71 closing price of our common stock, as reported on the New York Stock Exchange on December 31, 2012. Actual performance units and performance shares payout values, while based on percentile performance, are also determined by the price of our common stock at payout. Values reflected in the table assume target level performance.
(2)	Amounts reflected exclude performance share awards and performance unit awards that have a performance period ending on December 31, 2012. The Committee certified the achievement of the applicable performance measures for these awards on February 20, 2013, and they are included in the amounts in the column under the caption “Number of Shares Acquired on Vesting of Stock Awards” in the Option Exercises and Stock Vested Table on page 55.
(3)	Represents restricted stock, and reinvested dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2010 for which they were otherwise entitled under the Annual Plan. The restrictions lapsed on March 1, 2013.
(4)	Represents restricted stock, and reinvested dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2011 for which they were otherwise entitled under the Annual Plan. One-third of the restrictions lapsed on March 1, 2013, and the remaining third of the restrictions will lapse on March 1, 2014 or the next available trading day if the designated date is not a trading day.

Tables Related to Executive Compensation

(5)	Represents restricted stock, and reinvested dividends, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2012 for which they were otherwise entitled under the Annual Plan. One-third of the restrictions lapsed on March 1, 2013, one-third will lapse on March 1, 2014, and the remaining third of the restrictions will lapse on March 1, 2015 or the next available trading day if the designated date is not a trading day.
(6)	Represents performance units granted in 2011, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2010 EPS. The measurement date for the vesting of these awards is December 31, 2013.
(7)	Represents performance units granted in 2011, and credited dividend equivalents, measured against an environmental target. The measurement date for the vesting of these awards is December 31, 2013.
(8)	Represents performance shares and performance units granted in 2011 based on a relative total shareholder return for the performance period January 1, 2011 to December 31, 2013. The measurement date for the vesting of these awards is December 31, 2013.
(9)	Represents performance units granted January 1, 2012, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2011 EPS. The measurement date for the vesting of these awards is December 31, 2014.
(10)	Represents performance units granted January 1, 2012, and credited dividend equivalents, measured on the relative weighted average Retail Average Rate for price. The measurement date for the vesting of these awards is December 31, 2014.
(11)	Represents performance shares granted January 1, 2012 based on a relative total shareholder return for the performance period January 1, 2012 to December 31, 2014. The measurement date for the vesting of these awards is December 31, 2014.
(12)	As a result of Mr. Connelly’s leaving the Company on August 24, 2012, all outstanding long-term incentive grants were forfeited.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2012. Pursuant to the Stock Ownership Policy adopted by the Committee, each executive is required to hold the net shares acquired from these performance share awards and performance unit awards for a period of at least one year from the date each award is paid. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(1)
Benjamin G.S. Fowke III	8,494	(2)	224,487	(3)
	20,621	(4)	583,368	(5)
	7,514	(6)	212,646	(7)
	9,721	(8)	274,999	(5)
	3,319	(9)	93,933	(7)
Teresa S. Madden	3,088	(4)	87,360	(5)
	1,721	(6)	48,704	(7)
	1,456	(8)	41,183	(5)
	760	(9)	21,511	(7)
Kent T. Larson	1,577	(6)	44,629	(7)
	696	(9)	19,711	(7)
Marvin E. McDaniel, Jr.	6,917	(4)	195,682	(5)
	3,261	(8)	92,240	(5)
David M. Sparby	1,455	(2)	38,443	(3)
	10,887	(4)	307,993	(5)
	5,132	(8)	145,185	(5)
Michael C. Connelly	6,624	(2)	175,084	(3)

(1)	Amounts reflected include performance share awards and performance unit awards that have performance periods ending on December 31, 2012. The Committee certified the achievement of the applicable performance measures on February 20, 2013. Pursuant to the Stock Ownership Policy adopted by the Committee, each executive is required to hold the net shares acquired from these performance share awards and performance unit awards for a period of at least one year from the date each award is paid.
(2)	Reflects vesting of restricted stock plus associated stock acquired with reinvested dividends received in lieu of cash compensation that certain NEOs elected to receive under the Annual Plan.
(3)	Value is based on the average of the high and low market price of our common stock on March 1, 2012, or $26.43, the date the restrictions lapsed.
(4)	Reflects vesting of performance shares for the performance period January 1, 2010 to December 31, 2012. Performance Shares were settled on February 20, 2013 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of our common stock with the remaining 50% paid in cash.
(5)	Value is based on the average high and low market price of our common stock on February 19, 2013, or $28.29, the date prior to the Committee certification.
(6)	Reflects vesting of performance units based on a relative total shareholder return measurement for the performance period January 1, 2010 to December 31, 2012. Units were settled on February 20, 2013 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of our common stock with the remaining 50% paid in cash.
(7)	Value is based on the closing market price of our common stock on February 19, 2013, or $28.30, the date prior to the Committee certification.
(8)	Reflects vesting of performance units granted in 2010 and associated dividend equivalent units based on achievement of environmental goals no later than Dec. 31, 2013. The number of units includes credited dividend equivalents associated with the January 20, 2013 dividend as the record date for these dividend equivalents, December 27, 2012, was prior to settlement.

Tables Related to Executive Compensation

(9)	Reflects vesting of performance units and associated dividend equivalent units based on achievement of environmental goals no later than December 31, 2013. The number of Units includes credited dividend equivalents associated with the January 20, 2013 dividend as the record date for these dividend equivalents December 27, 2012, was prior to settlement.

PENSION BENEFITS

We maintain two defined benefit plans in which the NEOs are eligible to participate, and one defined benefit in which two NEOs are eligible to participate.

¡	The Xcel Energy Pension Plan provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.

¡

The Xcel Energy Inc. Non-qualified Pension Plan (referred to as the “Non-qualified Pension Plan”) provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan.

¡

The Xcel Energy Supplemental Executive Retirement Plan (the “SERP”) provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Participation in the SERP is closed to new participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Benjamin G.S. Fowke III	Pension Plan	16	1,515,897	—
	Non-qualified Pension Plan	16	1,166,802	—
	SERP	16	5,787,567	—
Teresa S. Madden	Pension Plan	30	1,490,654	—
	Non-qualified Pension Plan	30	0	—
Kent T. Larson	Pension Plan	31	1,482,850	—
	Non-qualified Pension Plan	31	6,857	—
Marvin E. McDaniel, Jr.	Pension Plan	25	1,439,556	—
	Non-qualified Pension Plan	25	39,884	—
David M. Sparby	Pension Plan	31	2,195,380	—
	Non-qualified Pension Plan	31	891,405	—
	SERP	31	3,652,447	—
Michael C. Connelly	Pension Plan	22	636,094	—
	Non-qualified Pension Plan	22	944,657	25,533
	SERP	22	2,048,960	54,772

(1)	During fiscal year 2012, the Board of Directors adopted an amendment to the Xcel Energy Pension Plans which transferred some of the Company’s obligations under the Non-qualified Pension Plan to the Xcel Energy Pension Plan (up to the limits established by statute and under the Xcel Energy Pension Plans). The Company incurred no additional cost or liability and participants receive no additional current value under the Xcel Energy Pension Plans as a result of the amendment. The Company and the participants do, however, receive various tax benefits as a result of the amendment.

Present Value of Accumulated Benefits.    The Present Value of Accumulated Benefits is the present value of the annual pension benefit earned as of December 31, 2012 that would be payable under each plan for the executive officer’s life beginning at normal retirement age, or the earliest time at which the NEO may retire without a benefit reduction. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 9, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2012 Annual Report on Form 10-K. Normal retirement age for this purpose is defined by the various plans in which the executives participate. The Present Value of Accumulated Benefits is determined for each plan assuming benefits commence at the age described below:

¡	Xcel Energy Pension Plan. Benefits are calculated assuming the normal retirement age is 65, with the exception of Mr. Sparby who is eligible for an unreduced pension at age 62.

¡	Non-qualified Pension Plan. Benefits are calculated assuming normal retirement age is 65, with the exception of Mr. Sparby who is eligible for an unreduced pension at age 62.

¡	SERP. Benefits are calculated assuming the normal retirement age is 62.

Tables Related to Executive Compensation

Payments Made During the Last Fiscal Year.     Represents amounts actually paid from the listed plans due to an event calling for payment. Mr. Connelly was the only NEO who became eligible to receive payment under any of the plans due to his leaving the Company on August 24, 2012. His distributions during 2012 represent payment of FICA taxes for his Non-qualified Pension Plan and SERP benefits.

The following narrative provides detailed information about the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan: the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

The basic benefit is determined under one of two formulas: the Traditional Benefit formula or the Pension Equity Benefit formula. Mr. Sparby participates under the Traditional Benefit formula. Mr. Fowke, Ms. Madden, Mr. McDaniel and Mr. Larson participate under the Pension Equity Benefit formula. Mr. Connelly participated under the Pension Equity Benefit formula.

Traditional Benefit Formula

The basic benefit is determined as follows:

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Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333% of the participant’s highest average monthly base pay plus .5% of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

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Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and the Deferred Compensation Plan. If a participant retires after earning 40 years of credited service, or reaching age 62 with 20 years of vesting service, or reaching Rule-of-90, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the basic benefit is reduced 0.333% for each month that benefits commence prior to age 62. Mr. Sparby is eligible for early retirement under the Xcel Energy Pension Plan at the reduced rate discussed above.

If a participant terminates employment prior to reaching one of the retirement eligibility milestones described above, and terminates with at least three years of vesting service and commences benefits on or after age 57 but before age 65, the basic benefit is reduced 0.333% for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

The basic benefit is determined as follows:

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Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10% of the participant’s highest average pay (expressed on a monthly basis) times years of credited service times twelve (12).

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Highest average pay is equal to the highest average monthly rate of base pay plus incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

If a participant terminates employment before age 65 but after completing three years of vesting service, the benefit is calculated as described above but based on service and highest average pay at termination.

Tables Related to Executive Compensation

Retirement Spending Account

The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula, or the Pension Equity Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

¡

Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former NCE participants and December 31, 1998 for former NSP participants. For all other participants, the initial account balance is zero.

¡	Annual credits equal to $1,400.

¡	Interest credits based on one-year treasury constant maturities plus 1%.

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula, or the Pension Equity Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her retirement age for purposes of Social Security. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of service, (2) age 55 and the sum of age and credited service is greater than or equal to 90 or (3) age 65 with 1 year of service.

Credited Service and Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Xcel Energy Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($250,000 in 2012). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($200,000 payable as a single life annuity beginning at normal retirement age in 2012).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Non-qualified Pension Plan

The Non-qualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not limited as noted above by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Non-qualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Non-qualified Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

The Non-qualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Non-qualified Pension Plan are general creditors of the Company with respect to the payment of their Non-qualified Pension Plan benefits. The executive officer’s account under the Non-qualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order.

Tables Related to Executive Compensation

Supplemental Executive Retirement Plan

In 2008, the Board of Directors closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year regardless of whether such annual incentive is paid in that year or in the next year under our regular annual incentive plans.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or non-qualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s account under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order. The SERP is a discretionary plan and NEOs who participate in the SERP were by recommendation and approval of the Committee.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the amounts deferred by the NEOs and our matching contributions during 2012.

Name	Executive Contributions in 2012 ($)(1)	Registrant Contributions in 2012 ($)(2)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2012($)(3)
Benjamin G.S. Fowke III	77,000	35,500	36,609	—	733,559
Teresa S. Madden	161,000	9,900	70,302	—	1,562,378
Kent T. Larson	21,250	8,500	19,522	—	251,219
Marvin E. McDaniel, Jr.	17,000	8,500	18,221	—	320,730
David M. Sparby	79,500	—	79,589	—	1,158,790
Michael C. Connelly	—	—	7,316	—	173,042
Wealth Op Deferred Program:
David M. Sparby	—	—	8,675	—	192,851
Michael C. Connelly	—	—	12,608	—	280,277

(1)	Amounts shown are included in the column titled “Salary” in the Summary Compensation Table on page 50.
(2)	Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2012, and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 6 to the Summary Compensation Table.
(3)	Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2010 and 2011: Mr. Fowke: $100,619; Ms. Madden: $87,386; Mr. Larson: $17,659; Mr. McDaniel: $34,000; Mr. Sparby: $130,500 and Mr. Connelly: $46,000.

Deferred Compensation Plans

On an annual basis, executives and key employees may elect to defer up to 75% of base pay, and up to 100% of the annual incentive payable in the following calendar year, into the Deferred Compensation Plan. In addition, if the executive participates under the Pension Equity Benefit formula of the Company’s qualified pension plan, the

Tables Related to Executive Compensation

Company will contribute a matching contribution into the Deferred Compensation Plan. We match 50% of eligible deferrals in the Deferred Compensation Plan, which cannot exceed 4% of wages, defined as base salary minus the maximum salary an employee can defer to receive a full match in the 401(k) Savings Plan (based on IRS employee contribution limits). For 2012, the maximum salary was $212,500. Company matches are credited to the Xcel Energy Common Stock Fund. We may also make discretionary contributions but did not do so in 2012. Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late 1990s, when we froze the plan to new contributions.

Both the Deferred Compensation Plan and Wealth Op Plans are unfunded and represent general unsecured obligations of Xcel Energy. In other words, participants’ account balances will be paid only if we have the ability to pay. Accordingly, account balances may be lost in the event of our bankruptcy or insolvency.

Investment Funds

Deferred Compensation Plan.    The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Savings Plan, including the Xcel Energy Common Stock Fund, except that the Vanguard Brokerage account option is not available under the Deferred Compensation Plan. As under the 401(k) Savings Plan, participants may change their assumed investment fund on a daily basis.

Wealth Op Plan.    Previously deferred amounts into the Wealth Op Plan receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation, which election may not be changed. For participant’s who elected the fixed interest rate, Wealth Op accounts are credited with earnings based on 120% of the 10-year rolling average of the 10-Year Treasury Note, compounded annually, which was 4.41% for 2012. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

Distribution Options

For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation of service or death, and will be paid in a lump sum or in ten annual installments as elected by the executive or, if no election is made, in a lump sum.

¡	If a specific year is elected, a lump sum distribution will be made around January 31st of the elected year or upon separation of service, whichever occurs first.

¡

Distributions based on separation of service will be made (or will begin) around the next January 31st or July 31st that first follows the sixth-month anniversary of the executive’s separation of service.

¡

In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.

¡	The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

For the Wealth Op Plan, payments commence the January 31st following a participant’s retirement, death, disability or other separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide severance benefits to our executive officers under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, the Severance Policy provides a market-competitive severance benefit and manages potential risks and changes in the event the Company were to undergo a change in control. Each of our current NEOs is a participant in the Severance Policy. Additional participants may be named by the Board or the Committee from time to time.

Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

¡

The employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

¡	Termination was because of the participant’s death, disability or retirement;

¡	The participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

¡	The participant terminated voluntarily.

The severance benefits for executive officers under the Severance Policy include the following payments:

¡	A lump sum cash payment equal to the participant’s annual base salary and target annual incentive award;

¡	Prorated target annual incentive compensation for the year of termination paid in a lump sum;

¡	A lump sum cash payment of $30,000 for outplacement services;

¡

A lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and

¡	Continued medical, dental and life insurance benefits for one additional year.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

¡	The cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant’s tier;

¡	The cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant’s tier; and

¡	Medical, dental and life insurance benefits will be continued for two or three years, depending upon the participant’s tier.

In addition, a subset of the participants entitled to enhanced benefits upon a change in control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy. This section of the Severance Policy was modified October 26, 2011 to eliminate the gross up feature for new participants in the policy and for current participants whose benefit levels change after such date.

For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Potential Payments Upon Termination or Change in Control

In addition, pursuant to the terms of our incentive compensation plans, upon a change in control, all unvested shares of restricted stock will vest immediately and all cash-based awards, such as performance shares and performance units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The amounts payable in cash for each of the NEOs relating to the performance shares and performance units are included in the “Incentive Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Benjamin G.S. Fowke III, 29,021 shares with an aggregate value of $775,140; Teresa S. Madden, 1,094 shares with an aggregate value of $29,216; Kent T. Larson, 3,948 shares with an aggregate value of $105,456; Marvin E. McDaniel, Jr., 2,786 shares with an aggregate value of $74,427, David M. Sparby, 2,252 shares with an aggregate value of $60,149.

To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

All disability benefits for NEOs and all of our active employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the long-term disability benefit, the monthly disability benefit payable is equal to 60% of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.

Retirement Benefits

Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 56 to 59 and the non-qualified deferred compensation described under the caption “Non-qualified Deferred Compensation” on pages 59 to 60.

Outstanding Incentive Compensation Awards

As discussed above, pursuant to the terms of our incentive compensation plans, in the event there is a change in control, all stock-based awards, such as restricted stock, will vest immediately and any awards that may be settled in cash or stock, such as performance shares and performance units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The treatment of other stock-based awards, such as restricted stock granted under the Annual Plan, performance units, and performance shares in situations other than a change in control, is as follows:

Award	Voluntary Termination	Involuntary Termination With or Without Cause	Retirement	Death or Disability
Performance Shares (Long-Term Plan)	Unvested shares are forfeited	Unvested shares are forfeited	Unvested shares prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Remain outstanding on original terms and conditions
Performance Units (Long-Term Plan)	Unvested units are forfeited	Unvested units are forfeited	Unvested units prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Units remain outstanding on original terms and conditions
Restricted Stock (Annual Plan)	Forfeited	Forfeited	Forfeited	Restrictions lapse

Potential Payments Upon Termination or Change in Control

Aggregate Termination Payments

This section explains those payments and benefits that are accelerated in various termination of employment scenarios. This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive:

¡	their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios;

¡	the payments of long-term incentive awards, as described in the table above;

¡	leadership awards, if granted, under the Amended and Restated Executive Annual Discretionary Award Plan; and

¡

annual incentive awards at target, in the event of a change in control, or at actual performance levels for all events other than termination with cause, as disclosed in the Grant of Plan Based Awards Table on pages 52 to 53.

Potential Payments Upon Termination or Change in Control

For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2012, and (ii) that the price of our common stock was $26.71 (the closing price on December 31, 2012). For Mr. Connelly, we have reported the actual payments resulting from leaving the Company on August 24, 2012.

Name	Termination upon Change in Control(1)		Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Benjamin G.S. Fowke III
Severance Payments	$6,600,000		$—	$—	$2,200,000	$—
Retirement/Pension(2)	3,337,321		239,837	239,837	1,132,309	—
Benefits(3)	225,414		—	—	95,138	—
Incentive Compensation	8,200,300	(4)	—	—	—	—	(5)
Tax gross-up	4,975,574		—	—	—	—
Paid-time-off (PTO) cash out	8,816		8,816	8,816	8,816	8,816
Total	$23,347,425		$248,653	$248,653	$3,436,263	$8,816
Teresa S. Madden
Severance Payments	$2,277,000		$—	$—	$759,000	$—
Retirement/Pension(2)	1,239,980		132,800	132,800	712,271	132,800
Benefits(3)	129,623		—	—	63,208	—
Incentive Compensation	1,284,744	(4)	—	—	—	—	(5)
Tax gross-up	—	(6)	—	—	—	—
PTO cash out	44,231		44,231	44,231	44,231	44,231
Total	$4,975,578		$177,031	$177,031	$1,578,710	$177,031
Kent T. Larson
Severance Payments	$2,103,750		$—	$—	$701,250	$—
Retirement/Pension(2)	1,656,198		225,925	225,925	941,912	225,925
Benefits(3)	139,789		—	—	66,596	—
Incentive Compensation	1,241,531	(4)	—	—	—	—	(5)
Tax gross-up	—	(6)	—	—	—	—
PTO cash out	22,272		22,272	22,272	22,272	22,272
Total	$5,163,540		$248,197	$248,197	$1,732,030	$248,197
Marvin E. McDaniel, Jr.
Severance Payments	$2,103,750		$—	$—	$701,250	$—
Retirement/Pension(2)	878,872		140,016	140,016	660,694	140,016
Benefits(3)	125,202		—	—	61,734	—
Incentive Compensation	1,380,331	(4)	—	—	—	—	(5)
Tax gross-up	1,363,480		—	—	—	—
PTO cash out	37,596		37,596	37,596	37,596	37,596
Total	$5,889,231		$177,612	$177,612	$1,461,274	$177,612
David M. Sparby
Severance Payments	$2,623,500		$—	$—	$874,500	$—
Retirement/Pension(2)	477,471		477,471	477,471	1,212,845	—
Benefits(3)	94,642		—	—	51,547	—
Incentive Compensation	1,835,896	(4)	—	—	—	—	(5)
Tax gross-up	1,452,914		—	—	—	—
PTO cash out	62,683		62,683	62,683	62,683	62,683
Total	$6,547,106		$540,154	$540,154	$2,201,575	$62,683
Michael C. Connelly(7)
Severance Payments	$—		$—	$—	$914,455	$—
Retirement/Pension(2)	—		—	—	72,354	—
Benefits(3)	—		—	—	66,168	—
PTO cash out	—		—	—	15,481	—
Total	$—		$—	$—	$1,068,458	$—

(1)	Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.
(2)	Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits Table on page 56, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit, for participating NEOs, would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits Table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

Potential Payments Upon Termination or Change in Control

(3)	Included in the amounts reported under “Benefits” for all NEOs is $30,000 for outplacement services. Amounts also include the dollar value of continued medical, dental and life insurance benefits for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below. For these purposes we have assumed that health care costs will increase at the rate of 10% per year.

	Benjamin G.S. Fowke III	Teresa S. Madden	Kent T. Larson	Marvin E. McDaniel, Jr.	David M. Sparby	Michael C. Connelly
3 Years	$63,414	$44,423	$58,789	$44,202	$60,442	$—
1 Year	$21,138	$14,808	$19,596	$14,734	$20,147	$—

Amounts in this row also include the dollar value of the additional matching contributions to the Qualified and Non-qualified Savings Plans for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below:

	Benjamin G.S. Fowke III	Teresa S. Madden	Kent T. Larson	Marvin E. McDaniel, Jr.	David M. Sparby	Michael C. Connelly
3 Years	$132,000	$55,200	$51,000	$51,000	$4,200	$—
1 Year	$44,000	$18,400	$17,000	$17,000	$1,400	$—

(4)	Represents the dollar value of all performance shares and performance units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on page 62.
(5)	Does not include the value of restricted stock for which restrictions would lapse upon death, which values are set forth on page 62.
(6)	In October 2011, the Committee approved a change to the Severance Policy that eliminated the gross up benefit to any new participants.
(7)	Mr. Connelly left the Company on August 24, 2012.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	3,059,688	n/a	7,020,238
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
	Xcel Energy Inc. 2005 Long-Term Incentive Plan (amended and restated effective February 17, 2010)	2,516,197	(3)	n/a	4,160,746	(4)
	Xcel Energy Inc. Executive Annual Incentive Award Plan (amended and restated effective February 17, 2010)	—		n/a	1,006,111
	Stock Equivalent Plan for Non-Employee Directors	543,491		n/a	1,853,381

(2)	The Xcel Energy Stock Equivalent Plan for Non-Employee Directors, as amended and restated, was first approved by shareholders at our 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.
(3)	Includes performance shares, performance units and reinvested dividend equivalents with respect to certain performance units. For performance shares and performance units and associated dividend equivalent units, the actual number of securities to be paid out depends upon the level of achievement of the applicable performance goal. Awards may be paid out in cash, stock or a combination thereof. Amounts reflected in this table assume payout in shares at 200% for performance shares and performance units and 150% for performance units. Performance units and performance shares are subject to forfeiture if the threshold performance level is not achieved and as described on page 62.
(4)	Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, performance units, performance shares or restricted stock units.

INFORMATION ABOUT RELATED PERSONS

Related Person Transaction

Robert McDaniel, who is the brother to Marvin McDaniel, Jr., the Company’s Senior Vice President and Chief Administrative Officer, is the Senior Vice President and General Manager of Atkinson Power LLC. Atkinson Power is a vendor that has bid upon projects involving electric transmission and distribution construction and maintenance as well as street lighting for two of our operating subsidiaries. In his position with Atkinson Power, Mr. Robert McDaniel manages employees who were directly responsible for negotiating construction and maintenance contracts with our operating subsidiaries, and is the individual ultimately responsible for the vendor-client relationship with our operating subsidiaries.

In October 2011, Atkinson Power offered a bid to provide Southwestern Public Service Company (“SPS”) emergency and maintenance services on an “as needed” basis over a three-year period and was selected as one of the emergency providers. In 2012, we did not make any payments to Atkinson under this contract. During 2012, Atkinson Power also offered a bid and was selected as the contractor to provide construction for an SPS transmission project and for an SPS distribution project. Total payments under both contracts was approximately $2.1 million.

The contracts with Atkinson Power were awarded through a competitive bidding process, which considered cost, skill, industry reputation, prior work history, and adaptability of the vendor for use of current technologies for future technology scenarios. In his position with the Company, Mr. Marvin McDaniel, Jr., is not directly or indirectly involved in the negotiations of contracts or similar agreements with Atkinson Power LLC or its affiliates and is not directly or indirectly involved with the performance of the above-mentioned contracts or similar agreements.

Related Person Transaction Policy

In 2008, the Board adopted a written policy that sets forth our procedures for the review, consideration and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest and the amount of the transaction or series of transactions exceeds $120,000. The Committee has the responsibility for reviewing these transactions. In addition, the full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual independence review. In determining whether to approve or ratify any such transactions, the Committee must analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:

¡	Whether the terms are fair to the Company;

¡	Whether the transaction is material to the Company;

¡	The role the Related Person has played in arranging the Related Person Transaction;

¡	The structure of the Related Person Transaction; and

¡	The interests of all Related Persons in the Related Person Transaction.

Whether or not a Related Person has a “material interest” in a transaction is a facts and circumstances determination and the factors for the Committee to consider in this determination include the relationship of the Related Persons to the transaction, and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction, as well as any other facts or circumstances deemed relevant by the Committee in making such determination. The Committee will approve a Related Person Transaction only if the Committee determines that the Related Person Transaction is beneficial to the Company and the terms of the Related Person Transaction are fair to the Company.

The transactions described above under “Related Person Transaction” were reviewed and approved under this policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to its charter, which it reviews at least annually. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

¡

Considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

¡	Discussed with our independent auditors the matters required to be discussed by Applicable Public Company Accounting Oversight Board Standards;

¡

Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of Deloitte & Touche LLP with them;

¡

Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

¡

Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2012. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2013. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Albert F. Moreno, Chair

Gail Koziara Boudreaux

A. Patricia Sampson

Kim Williams

Timothy V. Wolf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2012 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company’s and its subsidiaries’ annual financial statements for 2012 and 2011, the review of the Company’s and its subsidiaries’ interim consolidated financial statement for each quarter in 2012 and 2011, and for audit-related, tax and other services performed in 2012 and 2011 (in thousands).

	2012	2011
Audit Fees(1)	$4,474	$4,239
Audit-Related Fees(2)	855	386
Tax Fees(3)	500	204
Total	5,829	4,829

(1)	Includes annual audit of the Company’s and its subsidiaries’ financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.
(2)	Fees reported for 2012 include $220,000 for employee benefit plan audits, $498,000 for required rate case filing package review procedures in Texas and New Mexico and $137,000 for other audits and accounting consultations. Fees reported for 2011 include $209,000 for employee benefit plan audits, $77,000 for required rate case filing package review procedures in New Mexico and $100,000 for other audits and accounting consultations.
(3)	Fees reported for 2012 include $55,000 for tax compliance services and $445,000 for tax planning services. Fees reported for 2011 include $27,000 for tax compliance services and $177,000 for tax planning services.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee has delegated pre-approval authority for matters that arise between meetings to the Chair of the Audit Committee. The Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2012 and 2011 were pre-approved in accordance with this policy.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART

Corporate Secretary

Minneapolis, Minnesota

DRIVING DIRECTIONS

The Florian Gardens is located at the intersection of I-94 and Highway 93 in Eau Claire, Wisconsin.

From the east or the south:

Take I-94 west to Highway 93 Eleva/Eau Claire, Exit #68.

Turn left onto 93 South and then right at the second stoplight onto Lorch Ave.

The Florian Gardens is the last building on the right.

From the west:

Take I-94 east to Highway 93 Eleva/Eau Claire Exit #68.

Turn right onto 93 South.

Turn right at the first set of stoplights onto Lorch Ave.

The Florian Gardens is the last building on the right.

From the north:

Take Highway 53 south into Eau Claire.

Merge onto Highway 93 south towards Eleva/Mall Drive.

After crossing over I-94, turn right at the second set of stoplights onto Lorch Ave.

The Florian Gardens is the last building on the right.

Exhibit A

The following table provides a reconciliation of ongoing earnings to GAAP earnings:

	Twelve Months Ended Dec. 31
(Thousands of Dollars)	2012	2011
Ongoing earnings	$888,255	$841,374
Prescription drug tax benefit	16,944	—
Total continuing operations	905,199	841,374
Income (loss) from discontinued operations	30	(202)
GAAP earnings	$905,229	$841,172

A-1

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2013 Annual Meeting of Shareholders:

1.	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 17, 2013.

State-issued photo identification will be required to gain admittance to the Annual Meeting.

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners, packages or signs will be allowed in the meeting room.

9.	Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the nominees in Item 1 and

FOR Items 2 and 3.

Election of directors:
		FOR	AGAINST	WITHHOLD			FOR	AGAINST	WITHHOLD

1a.	Gail Koziara Boudreaux	☐	☐	☐	1g.	Christopher J. Policinski	☐	☐	☐

1b.	Fredric W. Corrigan	☐	☐	☐	1h.	A. Patricia Sampson	☐	☐	☐

Please fold here – Do not separate

1c.	Richard K. Davis	☐	☐	☐	1i.	James J. Sheppard	☐	☐	☐

1d.	Benjamin G.S. Fowke III	☐	☐	☐	1j.	David A. Westerlund	☐	☐	☐

1e.	Albert F. Moreno	☐	☐	☐	1k.	Kim Williams	☐	☐	☐

1f.	Richard T. O’Brien	☐	☐	☐	1l.	Timothy V. Wolf	☐	☐	☐

2.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2013					☐ For	☐ Against		☐ Abstain

3.	Company proposal to approve, on an advisory basis, our executive compensation					☐ For	☐ Against		☐ Abstain
The Board of Directors Recommends a Vote AGAINST Item 4.

4.	Shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer					☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Xcel Energy Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 22, 2013

11 a.m. CDT

Florian Gardens

2340 Lorch Ave.

Eau Claire, Wisconsin

Xcel Energy Inc. 414 Nicollet Mall, Minneapolis, MN 55401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees in Item 1; FOR Items 2 and 3; and AGAINST Item 4.

The undersigned, a holder of common stock of Xcel Energy Inc. (the “Company”), hereby appoints Cathy J. Hart, Teresa S. Madden and Scott M. Wilensky or any one or more of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 22, 2013, and any adjournment(s) or postponement(s) thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting all shares of the common stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN, THE NUCLEAR MANAGEMENT COMPANY, LLC NMC SAVINGS AND RETIREMENT PLAN, AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. EDT ON MAY 17, 2013, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.ematerials.com/xcl Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 21, 2013.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 21, 2013.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.